Exhibit 4.2

LAP
LIMA AIRPORT PARTNERS

CONTRACT FOR THE INVESTMENT AND OPERATION OF A LOGISTICS PARK AND/OR A MODERN DISTRIBUTION STORAGE FACILITY

CONTENTS
CLAUSE ONE: DEFINITIONS…3
CLAUSE TWO: DECLARATIONS OF THE PARTIES…15
CLAUSE THREE: PURPOSE…18
CLAUSE FOUR: TERM…19
CLAUSE FIVE: CONSIDERATION…19
CLAUSE SIX: LATE PAYMENT AND COMPENSATORY INTEREST…20
CLAUSE SEVEN: GENERAL OBLIGATIONS OF THE OPERATOR…21
CLAUSE EIGHT: OPERATOR'S OBLIGATIONS DURING THE COVID-19 PHASE AND THE PRELIMINARY PHASE…26
CLAUSE NINE: OPERATOR'S OBLIGATIONS DURING THE CONSTRUCTION PHASE…29
CLAUSE TEN: OPERATOR'S OBLIGATIONS DURING THE OPERATION PHASE…31
CLAUSE ELEVEN: OPERATOR'S LIABILITY TOWARD LAP…32
CLAUSE TWELVE: SUBCONTRACTING…34
CLAUSE THIRTEEN: RULES APPLICABLE TO THE AREA…34
CLAUSE FOURTEEN: OPERATOR’S FINANCING OBLIGATION…36
CLAUSE FIFTEEN: ENVIRONMENTAL OBLIGATIONS…37
CLAUSE SIXTEEN: OCCUPATIONAL HEALTH AND SAFETY…38
CLAUSE SEVENTEEN: RIGHT OF OPTION…39
CLAUSE EIGHTEEN: SUPERVISION AND REMEDIATION…41
CLAUSE NINETEEN: EXPENSES AND TAXES…41
CLAUSE TWENTY: ACCESS AND IDENTIFICATION SYSTEM…42
CLAUSE TWENTY-ONE: IMPROVEMENTS…42
CLAUSE TWENTY-TWO: PERFORMANCE GUARANTEE…43
CLAUSE TWENTY-THREE: INSURANCE REQUIREMENTS…45
CLAUSE TWENTY-FOUR: FORCE MAJEURE AND ACTS OF GOD…47
CLAUSE TWENTY-FIVE: PENALTIES…48
CLAUSE TWENTY-SIX: EARLY TERMINATION AND DISPUTE RESOLUTION…49
CLAUSE TWENTY-SEVEN: DISPUTE RESOLUTION…55
CLAUSE TWENTY-EIGHT: EXECUTION OF PUBLIC DEED…56
CLAUSE TWENTY-NINE: ANNEXES…56

Annex I
Additional Clauses
In addition to the terms and conditions established in the "Contract for the Investment and Operation of a Logistics Park and/or Modern Storage Distribution Facility", the Parties shall be bound by all of the clauses contained in this document, which forms part of the Contract as Annex I.
Hereinafter, the terms and expressions capitalized in this Annex shall have the meaning assigned to them in the Contract.
Clause One: Declarations and Formal Guarantees of the Parties.
The Parties declare and guarantee, as a binding obligation, that as of the date of the Contract and throughout its validity, the following shall be true, as applicable:
1.1     Each of the Parties is a duly incorporated and existing entity under the laws in force in the Republic of Peru.
1.2     Each of the Parties is authorized and legally capable of carrying out all the commercial activities it currently performs and fulfilling all obligations it assumes under the Contract.
1.3     The representatives through whom the Parties act in the Contract have obtained the necessary corporate authorizations in accordance with the applicable regulations for the execution and performance of the Contract.
1.4     The Contract, as well as any other document or instrument executed or signed in connection with it and at the same time, shall constitute a valid and binding source of obligations for each of the Parties.
1.5     The execution and performance of the Contract, as well as the fulfillment of the obligations and operations undertaken by the Parties, they commit to: (i) Do not violate, conflict with, or constitute a breach of the provisions contained in the corporate charter, bylaws, and/or corporate acts governing the activity of each of the Parties; (ii) will not result in the violation of any law, decree, resolution, agreement, ordinance, rule, or regulation, court ruling, arbitral award, judicial order, administrative act, permit, and/or applicable licenses to the Parties; issued by any legislative body, court, tribunal, government authority, state agency, commission, or any other governmental institution; and (iii) do not violate, conflict with, or constitute a breach of any contract or business instrument in which any of the Parties is involved.
Clause Two: Declarations and Operational Guarantees.-
The OPERATOR declares and guarantees, as a binding obligation, that as of the date of the Contract and throughout its validity, the following as applicable, shall be true:
2.1    The OPERATOR declares that it is aware of, regarding the Activities, (i) the applicable quality policies, (ii) the service level requirements, and (iii) any other applicable quality guidelines in accordance with industry standards and guarantees that it will implement these standards in its Activities and in all acts and/or contracts it must execute in compliance with this Contract, as well as those established in Annex XV of the Contract.

The OPERATOR declares and guarantees that it will take all necessary actions to enforce and ensure compliance with the quality provisions it has committed to under the Contract.
2.2     The OPERATOR declares that it acknowledges the Area is correctly demarcated and in perfect condition, and that it is suitable for carrying out the Activities. The OPERATOR guarantees and commits to preserving the Area, and therefore, guarantees and commits that when returning possession of the Area to LAP, in accordance with the terms and conditions of the Contract, the Area, including the Project, the Enabling Works, the Building Works, and the Improvements, will be in good condition of preservation and maintenance, with the exclusive cost and responsibility of proper maintenance, as well as the repair of any damage or defect that may have been caused by the development of the Activities.
2.3    The OPERATOR declares that it acknowledges that in order to carry out the Activities at the Airport, it must make Investments and incur additional costs beyond the Consideration, which have been duly informed by LAP during the pre-contractual negotiations or during the Bidding or Direct Negotiation Process that took place prior to the execution of the Contract. Therefore, it declares that, in the formation of its interest, which is the technical basis for its contractual declaration in the Contract, it has considered these additional costs.
Clause Three: Relationship Between the Parties.-
3.1     The Parties declare that they are independent legal entities. In this sense, the only existing relationship between both Parties is of a civil nature.
3.2     The Parties agree that the execution of the Contract does not assign LAP the status of employer regarding the workforce and/or Personnel used by the OPERATOR to fulfill the obligations assumed under the Contract.
3.3     In this regard, the Parties explicitly declare that LAP will not exercise, legally or practically, any supervision over the work performed by the Personnel employed by the OPERATOR and assigned to the fulfillment of the Contract. Thus, under no circumstances will LAP assume any labor obligations arising from or related to the Personnel of the OPERATOR.
3.4     Each Party will be solely responsible for the obligations related to its Personnel as established in labor laws, collective labor agreements, social security laws, workplace accident regulations, etc., this list being merely illustrative. In this sense, each Party will be exclusively responsible for paying all social benefits, contributions, withholdings, and any other amounts corresponding to the Personnel it employs for the provision of services and the fulfillment of the obligations under the Contract.
3.5     LAP may require the OPERATOR at any time to submit documents proving full compliance with labor, social security, and pension obligations regarding the Personnel assigned to the execution of the Contract. Said documentation must be delivered by the OPERATOR within the following five (5) business days after receipt of the requirement.
3.6     Each of the Parties assumes full responsibility towards the other and any third party for the acts and omissions of its Personnel, whether present or future, as applicable.

3.7     Each Party undertakes to ensure that its Personnel comply with a code of ethics and conduct while carrying out their assigned duties inside and outside the Airport, ensuring that the commercial image of the Parties is not affected. If the conduct of the Personnel results in claims, fines, administrative sanctions, or any other payments to third parties by LAP, whether from private or public entities, the OPERATOR must assume the costs associated with such damages and immediately remove the Personnel from the Airport.
3.8     The removal of Personnel from the Airport, as referenced in the preceding paragraph, must occur on the day following the communication sent by LAP, informing the OPERATOR of the claim, fine, sanction, or any other type of imposed payment resulting from the Personnel's conduct. In such a case, the OPERATOR must provide a replacement Personnel at the Airport within ten (10) days of receiving the communication mentioned in this paragraph. Under no circumstances shall the continuity of the OPERATOR’s obligations under the Contract be interrupted due to the removal of Personnel following the procedure outlined in this section.
3.9     If a Court or Labor Tribunal determines that a labor relationship or any other legal connection exists between LAP and the OPERATOR’s Personnel and orders LAP to pay any amount in favor of the OPERATOR’s Personnel, which shall subrogate itself into LAP’s debtor position and shall pay the corresponding amounts directly. If the OPERATOR fails to fulfill this obligation, and LAP is required to make such payments, the OPERATOR commits to fully reimburse LAP for the amount paid under the final judicial decision (including principal and interest) and the costs and expenses of the process, within forty-eight (48) hours of the payment made by LAP.
3.10     Consequently, the OPERATOR shall fully assume all expenses, including interest, fines, debts, costs, fees, attorney's fees, or any other charges incurred by LAP due to any non-compliance, claim, or lawsuit filed by the OPERATOR's Personnel against LAP.
3.11     To ensure that LAP can recover any payments or reimbursements under this Clause, both Parties agree that LAP shall have the right to claim any payments or goods that, under the Contract, would otherwise be owed to the OPERATOR.
Clause Four: Confidentiality.
4.1     The Parties, as well as their shareholders, officers, employees, and any other persons related to the Parties and/or individuals from their Economic Group, undertake to maintain absolute secrecy and confidentiality regarding all types of information, including methods, techniques, trade secrets, plans and work schedules, results, and processes of economic or technical relevance to which they may have direct or indirect access in connection with the execution of the Contract, as well as any matter related to the Parties, their shareholders, and/or individuals from their Economic Group (hereinafter, the "Confidential Information").
4.2     In this sense, the Parties agree to instruct all their Personnel to maintain confidentiality and to not disclose or reveal the Confidential Information to third parties.
4.3     Likewise, the Confidential Information may not be used by the Parties in any way that would be detrimental to the other Party, its shareholders, directors, officers, nor against any person, their shareholders, or members of their Economic Group, or against the directors, shareholders, or officers of such entities.

4.4     The Parties undertake not to remove, disclose, reproduce, or allow the disclosure, reproduction, or use of Confidential Information to which they have access during the execution of the Contract without the prior written consent of the authorized representative of the Party owning the Confidential Information or potentially affected by such disclosure, use, or reproduction, including cases where the owner or potentially affected party is a person from the Economic Group of such Party; except in cases where such information is requested in writing by a legitimate Government Authority.
4.5     If a Government Authority requests the disclosure of Confidential Information, the requested Party must inform the other Party of this fact by sending a communication within twenty-four (24) hours of the event. The Party required to disclose the Confidential Information must attach to its communication a copy of the request issued by the Government Authority seeking the Confidential Information.
4.6     Once the Contract is terminated for any reason, or at any time during its validity, at the request of one of the Parties, the other Party shall return all Confidential Information in its possession or under its control.
4.7     The confidentiality obligation under this Clause shall remain in effect for two (2) years after the Contract has been terminated for any reason.
4.8     The unauthorized disclosure of Confidential Information in violation of the Contract will result in civil liability for the defaulting Party.
Clause Five: Entire Agreement.-
The Contract, including its Annexes, contains the entirety of the agreements related to the Enabling, Construction, and Operation of the Area, and nullifies and/or replaces all prior agreements, statements, and/or common intentions, whether express or implied, written or oral, binding or non-binding, exchanged between the Parties and directly or indirectly related to the purpose of the Contract.
Clause Six: Defects of Will.
6.1     The Parties declare that they are professionals in the exercise of their commercial activities, through which they carry out their respective corporate purposes.
6.2     Additionally, the Parties declare that, in forming their will, as expressed in the Contract, there was no fraud, error, physical or moral coercion, or intimidation; and they acknowledge that what is expressed in the Contract reflects the true intention of the Parties.
Clause Seven: Modifications.
7.1     The Parties may modify and/or supplement the Contract, in whole or in part, only by written agreement signed by both Parties.
7.2     Amendment letters to the Contract will be valid if the Parties explicitly declare their intent to modify the Contract, and the letter contains the signature of the sender and the acceptance of the proposed terms by the recipient.
7.3     Only duly authorized representatives of each Party, with powers recorded in the Public Registries that explicitly authorize them to enter into and amend contracts, may execute valid modifications to the Contract, making them binding for the Parties. Any other expression of intent and/or modifying document shall have no legal effect.
Clause Eight: Non-Exercise of Rights.
8.1     The non-exercise of any rights granted by the Contract shall not be interpreted as a waiver by either Party.
8.2     The waiver of rights granted in the Contract shall only be effective if expressed in writing and signed by the waiving Party.
Clause Nine: Assignment of Rights.-
9.1     The OPERATOR may not assign its contractual position, either in whole or in part, nor any of the rights granted by the Contract, without first obtaining LAP’s prior written authorization.
9.2     LAP may assign its contractual position, in whole or in part, as well as any of the rights granted by the Contract, without requiring prior written authorization from the OPERATOR. For this reason, through this clause, the OPERATOR grants its informed, express, and irrevocable acceptance of any future assignments that LAP may carry out, whether over the entirety or a portion of this Contract, as well as any of the rights granted by it. LAP shall inform the OPERATOR once the Assignment has been executed.
Clause Ten: Change of Effective Control.-
10.1     The companies that have established the SPE have committed to maintaining Effective Control. In this sense, any change of Effective Control shall grant LAP the right to terminate this Contract, pursuant to Clause Twenty-Six of the Contract, unless such change has been authorized by LAP, as indicated in the following paragraph. Additionally to this authorization, the change of Effective Control must be reported to LAP before execution.
The Parties expressly agree that a change in Effective Control means that either of the two members of the SPE withdraws from the company, and a third party seeks to join (including an Affiliated Company), in such a case, LAP must authorize the proposed change to ensure that the third party joining the SPE meets or has the same financial, economic, technical, and legal conditions as the withdrawing member. LAP may not refuse to authorize the change in Effective Control if the company joining the SPE meets these conditions.
In order to carry out a Change of Effective Control, the companies that have established the SPE must request the respective authorization in writing from LAP, attaching all the necessary information and documentation so that LAP can verify what is stated in the previous paragraph. Their request must be submitted through LAP’s Filing Office. LAP shall have a period of ten (10) Business Days, counted from the day following the submission of the request, to issue a decision regarding the Change of Effective Control request. Once this period has expired without LAP issuing a written statement, its silence shall be interpreted by the Parties as tacit acceptance of the request, and consequently, the companies shall be authorized to carry out the Change of Effective Control under the terms specified in their request.

10.2     A direct or indirect change in control of LAP will not grant the OPERATOR any right to terminate, resolve, or claim indemnification. However, the OPERATOR has the right to terminate the contract and request compensation if it justifiably believes that a direct or indirect change in LAP’s control has caused or may cause it damage or harm.
Clause Eleven: Nullity or partial voidability.-
11.1     If any of the agreements, stipulations, covenants, terms, conditions, and/or provisions of the Contract are declared null, voidable, or ineffective by means of a final resolution, they shall be considered as not written, and the Contract shall continue to produce its full effects in all aspects not affected by the referenced invalidity or ineffectiveness.
11.2     Excluded from this agreement, and therefore not applicable to it, are those agreements, stipulations, covenants, terms, conditions, and/or provisions of the Contract that are declared null, voidable, or ineffective by means of a final resolution and without which the fulfillment of the purpose of the Contract would be impossible.
Clause Twelve: Communications and Addresses-
12.1     All Communications that must be exchanged between the Parties shall be addressed to all the representatives and addresses indicated in this Clause in order to be effective between them.
12.2     The Parties undertake to notify any change in their representatives and/or addresses within a maximum period of fifteen (15) days from the date of occurrence, without prejudice to the Parties' best efforts to communicate such change of address before the stated deadline. Until such changes are duly communicated in accordance with this Clause, any Communications and/or notifications made to the previous representatives and/or addresses shall be deemed validly made.
12.3     Communications may be made by any written means that allows reliable verification of receipt by the recipient, such as letters, faxes, and emails. Communications shall take full effect from the date on which their receipt is recorded by the receiving Party.
12.4     The representatives, locations, and/or means through which the Parties send Communications shall be effective under the Contract, as follows:
For LAP:
Attention: Lima Airport Partners - LAP
Address: Central Building, Jorge Chávez International Airport, Av. Elmer Faucett S/N, Callao
Contact: Central Commercial Management
For the OPERATOR:
Attention: _______________
Address: _______________
Representative: _______________
12.5     Oral communications do not constitute proof of compliance with any obligations agreed upon by the Parties under the Contract. Therefore, even though oral communication may be encouraged for coordination of all contractual obligations related to the Contract, the Parties agree that for any oral communications to be considered valid proof of compliance of contractual obligations, they must be backed by written communications, in accordance with the terms of this Contractual Clause.
Clause Thirteen: Interpretation.-
13.1     Unless explicitly stated otherwise, the following rules shall apply in the interpretation of the Contract:
a.     The titles contained in the Contract are purely declarative. Therefore, they do not indicate or determine the meaning and/or content of the stipulations agreed upon in the Contract; which shall be determined in accordance with (i) what the Parties agree upon regarding the matter after an uncertainty has been identified and communicated to the other Party, or, failing that, (ii) through the definition attributed to the words used in the Spanish language and the meaning derived from the propositions contained in the Contract.
b.     If the interpretative mechanisms stated in the preceding paragraph do not allow, in the order of application provided therein, to unequivocally deduce the meaning of the Contract's provisions, the meaning of a Clause shall be understood based on what is prescribed in the other Clauses, to the extent that the Parties declare that they enter into the Contract as an integrated agreement that responds to their interests.
c.     Words in the Contract that begin with an uppercase letter correspond to defined terms set forth in the Contract and/or proper nouns.
d.     All references in the Contract to a Clause or numeral refer to the corresponding Clause or numeral in the Contract, except when explicitly stated otherwise.
e.     References in the Contract to a Clause include all numerals contained in that Clause, and references to a numeral include all paragraphs contained therein.
f.     Unless the context requires a different interpretation, in the Contract, the masculine form includes the feminine, and the plural includes the singular, and vice versa.
Clause Fourteen: Anti-Corruption and Anti-Money Laundering
14.1     The Parties affirm that they are familiar with the local regulations governing the prevention and sanctioning of corruption offenses involving public officials or the private sector, as stipulated in the Criminal Code, money laundering regulations under Legislative Decree No. 1106 and terrorism financing, provisions under Article 4-A of Decree Law No. 25475 and Law No. 30424, along with its amendments, that regulate the liability of legal entities for bribery, collusion, influence peddling, money laundering, and terrorism financing, additionally, the rules that sanction any criminal acts that may harm or could harm the interests, reputation, assets, or property of the other Party, in accordance with the Criminal Code and other special laws.
14.2     For the purposes of this Clause, the term public official shall be understood as referring to the following persons: (i) all employees of an entity, institution, body, or agency of the Peruvian State, whether from the Executive, Legislative, or Judicial Branch, or from the national, provincial, or local government, or from autonomous constitutional bodies, regardless of their position, category, hierarchy, or rank, or their remuneration or functional regime; (ii) political parties, party officials, and candidates for political office; (iii) persons who, regardless of their employment regime, have a labor or contractual relationship of any kind with state or governmental entities or bodies; (iv) administrators and custodians appointed by a public authority to safeguard assets or property, even if they belong to private individuals; (v) members of the Armed Forces and the National Police; (vi) officials or employees appointed, elected, or proclaimed by the competent authority to carry out activities or functions on behalf of or in service of the State or its entities; (vii) employees of international public organizations (for example, the United Nations, the World Bank, the International Monetary Fund, the World Trade Organization, etc.); and (viii) officials and employees of companies owned or controlled by the Peruvian State or mixed-economy companies.
14.3     Consequently, the Parties expressly agree and declare that:
(i)     None of them, nor any of their shareholders, partners, associates, directors, managers, attorneys-in-fact, advisors, officers, employees, agents, subsidiaries, affiliates, contractors, subcontractors, legal representatives, or any other person acting on their behalf, whether in their own name or as intermediaries, (hereinafter referred to as "Related Persons"), have been convicted by national or international authorities for crimes related to money laundering, financing of terrorism, corruption of public officials or corruption in the business sector and/or in general any other crime with the capacity to generate illegal profits.
(ii)     None of them, nor their Related Persons, have recognized their responsibility for any of the crimes mentioned in numeral (i) before any competent authority, whether national or international; nor have they been included in the Registry of Legal Entities Sanctioned Administratively by the Judiciary, created under Law No. 30424.
(iii)     None of them, nor their Related Persons, have committed or will commit any of the crimes mentioned in numeral (i), nor any other crime related to their business activity that harms or could harm the interests, reputation, assets, or property of the other Party; or that could result in administrative, criminal, civil, or other types of sanctions against the other Party. For the purposes of this Contract, a breach of this numeral shall be deemed to have occurred if, within the framework of a criminal proceeding, the Public Prosecutor's Office files charges against any of the Parties or their Related Persons.
(iv)     The resources, funds, money, assets, or property that form part of the assets and commercial activities of the Parties, as well as those used and related to this Contract, are of lawful origin and are not linked to the crime of money laundering or any of its predicate offenses, in accordance with current regulations.
(v)     Neither the Parties nor any of their Related Persons are included in any sanctioned and/or terrorist lists or those related to money laundering and terrorism financing, administered by any national or foreign authority; nor in the Second Final Complementary Provision of the Regulation of Law No. 27693 (Supreme Decree No. 020-2017-JUS) or any regulation that modifies, repeals, and/or replaces it.

(vi)     Neither the Parties nor any of their Related Persons have been publicly denounced by any recognized and widely disseminated media outlet for being linked to crimes of money laundering, terrorism financing, or corruption of public officials and/or civil servants, or corruption in the business sector.
14.4     If any of the Parties, reasonably and in good faith, believes that a violation of any declaration or obligation contained in this clause may have occurred by the other Party, the latter shall cooperate in good faith with the former to determine whether such non-compliance actually took place.
14.5     If any of the Parties determines, in a reasonable and good-faith manner, that the other Party has failed to comply with any of the obligations and/or declarations set forth in this clause, they shall have the right to unilaterally and immediately terminate this Contract without prior notice or take any other action they deem appropriate in accordance with the terms of this Contract. The affected Party shall have no additional obligation toward the Party that has failed to comply with the obligations and/or declarations established in this clause.
14.6     The Parties undertake to hold each other harmless in connection with any controversy or claim brought against either of them, their shareholders, directors, attorneys-in-fact, officers, legal representatives, employees, suppliers, clients, or others, arising from any breach by either of them of any of the representations and obligations set forth in this clause, assuming the damages, costs, charges, expenses, and any other amounts derived from such breach.

Annex II: List of Activities
The OPERATOR shall develop and operate a Modern Logistics and/or Distribution Park for the storage of third-party goods on the Cabecera Norte land of Jorge Chávez International Airport, with the following businesses approved for commercialization:
oWarehouses
oOffices for users of the Logistics Park
oFood and Beverages for logistics Park users
oConvenience stores for logistics Park users
oExhibition of machinery from logistics Park users, complying with the Obstacle Limiting Surface.
The OPERATOR may only develop the businesses agreed upon and approved by LAP, as detailed in this Annex. In case of any discrepancies, LAP shall determine the scope of the Activities previously detailed.
Throughout the duration of the Contract, the OPERATOR may propose new activities, which must be previously reviewed and approved in writing by LAP.
To begin the storage of hazardous materials, the OPERATOR must submit a fire risk assessment based on the type of product stored and/or activity conducted within the Logistics Park, which must be approved by LAP. Notwithstanding this, the OPERATOR may not store hazardous materials within sixty (60) meters of the perimeter fence adjacent to the Airport platform. Likewise, it may not attract Fauna during construction and operation, generate dust, or produce FOD (Foreign Object Damage) that could pose any type of risk to airport operations.

Annex III: Area and Location Plan

Gross Land Area: 227,651 m² approx.
Usable Land Area: 211,201 m² approx.
Reserved Area for Aeronautical Activities: 3,520 m² approx.
Reserved Area for Future Access Road: 1,692.53 m² approx.
Adjacent Fence: 773.80 ml approx.
Surrounding Population

The areas designated in this Annex are approximate areas whose exact measurements will be specified in the Handover Act, following the topographic survey carried out by the OPERATOR, which LAP will receive a copy of.
The OPERATOR will receive the total land area from LAP to carry out the Development and Construction, in accordance with the terms described in the Contract, Bases, and Annexes.

Annex IV
Agreements on consideration, term, bank guarantee amount, and policy amounts
In addition to the terms and conditions established in the Contract, the Parties shall be bound by each and every one of the clauses contained in this document, which forms part of the Contract as Annex IV.
Hereinafter, the terms used with an initial capital letter in this Contract shall have the meaning assigned to them in the Contract.
1.     Consideration:
This is the amount that the OPERATOR shall pay in favor of LAP, which consists of two components: (i) Fixed Rent; and (ii) Variable Rent. Each of these components is described below:
1.1 Fixed Rent:
This is the fixed amount, expressed in U.S. Dollars, that the OPERATOR undertakes to pay LAP monthly per square meter of the Area delivered by LAP to the OPERATOR, for each year of validity of the Contract.
The OPERATOR commits to paying LAP a monthly amount of US$ 0.56 per square meter for the first year of the Contract, starting from the beginning of the Preliminary Phase, which shall be subject to an annual indexation of 1% for each Contract year, in accordance with the Proposal accepted by LAP.
Without prejudice to the provisions of the preceding paragraph, and in order to facilitate the OPERATOR's payment of the Consideration during the execution of the Project, the following conditions shall be taken into account:
a.     During the COVID-19 Phase:
During this period, the OPERATOR shall be exempt from the obligation to pay the Consideration.
b.     During the Preliminary Phase:
The OPERATOR shall be exempt from the obligation to pay the Consideration for the first twelve (12) months, or until the end of the Preliminary Phase, whichever comes first. This period is granted by LAP so that the OPERATOR may obtain the necessary authorizations or complete the procedures required for the start of the Construction Phase without having to pay the Consideration.
c.     During the Enabling Period of the Construction Phase:
The OPERATOR shall be exempt from the obligation to pay the Consideration for the following six (6) months, counted from the day after the expiration of the period referred to in the preceding subsection. This period is granted by LAP so that the OPERATOR may enable the Area as part of the obligations assumed under this Contract, without having to pay the Consideration.
d.     During the Construction Phase, the Building Period for Each of the Stages:

(i)     During the first six (6) months of each of the Building Stages: The OPERATOR shall be exempt from the obligation to pay the Consideration for that specific Building Stage.
(ii)     During the six (6) months following the period specified in section i. of this subsection d., the OPERATOR shall be required to pay a percentage of the Fixed Rent, in accordance with the percentage offered in its Proposal submitted for the Tender, as detailed below:
•Stage 1: 20% of the Fixed Rent
•Stage 2: 30% of the Fixed Rent
•Stage 3: 50% of the Fixed Rent
•Stage 4: 50% of the Fixed Rent
•Stage 5: 50% of the Fixed Rent
The calculation of the first six (6) months mentioned in section i. shall start from the date of delivery of the Area, according to the Delivery Act of each of the Building Stages.
From the first day of the thirteenth (13th) month following the start of the Building period of each Stage, or at the end of the construction of the respective Stage, whichever comes first, the OPERATOR must pay 100% of the Fixed Rent as offered in its Proposal.
1.2 Variable Rent:
This is the amount that the OPERATOR commits to paying in favor of LAP for each year of validity of the Contract, which consists of Monthly Variable Rent and Additional Variable Rent:
a)     Monthly Variable Rent: It is the participation percentage on the Net Monthly Sales of the Project and will be 5% of the Net Sales recorded by the OPERATOR each month, and,
b)     Additional Variable Rent: It is the participation percentage on the Net Annual Sales of the Project and will be applied based on the Net Annual Sales of the previous year.
The following table determines the Additional Variable Rent to be applied each year, only if the Net Annual Sales of the previous year exceeded US$ 8,000,000.00 (Eight million and 00/100 U.S. Dollars). For example, for an annual sale of US$ 8,600,000.00, the Additional Variable Rent is equivalent to 1.1% which results in the amount of US$ 94,600.00.

Net Annual Sales between January and December of each Contract Calendar Year	Additional Variable Rent
Less than or equal to US$ 8.0 million	0.00%
Greater than US$ 8.0 million and less than or equal to US$ 8.5 million	0.55%

Greater than US$ 8.5 million and less than or equal to US$ 9.0 million	1.10%
Greater than US$ 9.0 million and less than or equal to US$ 9.5 million	2.20%
Greater than US$ 9.5 million and less than or equal to US$ 10.0 million	3.30%
Greater than US$ 10.0 million and less than or equal to US$ 10.5 million	4.40%
Greater than US$ 10.5 million and less than or equal to US$ 11.0 million	5.50%
Greater than US$ 11.0 million and less than or equal to US$ 11.5 million	6.60%
Greater than US$ 11.5 million	7.70%

It should be noted that the Additional Variable Rent will be invoiced by LAP in January of the following year.
1.3     Rules for the Payment of the Consideration:
The following rules shall apply to the payment of the Rent, without prejudice to the terms and conditions established in the Contract that may be applicable:
a.     Within the first seven (07) calendar days of each month, the OPERATOR must pay in advance the Fixed Rent corresponding to the current month, plus VAT.
b.     Once the period referred to in the previous paragraph has elapsed and within the first seven (07) days of the following month, the OPERATOR must pay the Monthly Variable Rent based on the Net Sales of the previous month.
c.     The Additional Variable Rent must be paid by the OPERATOR within thirty (30) days from the date of receipt of the invoice issued by LAP.
d.     The OPERATOR is obligated to LAP to ensure proper verification of the correct application of the calculation of the Monthly Variable Rent and the Additional Variable Rent based on Net Sales, as follows:
i.     Provide a monthly sales report that details the sales made during the previous month, breaking down the sales for each transaction that the OPERATOR commercializes. This report shall be considered a sworn declaration and must be submitted within five (05) calendar days following the closing of the month in question. The report must follow the format provided by LAP via email to the OPERATOR.
ii.     Submit, within six (6) months following the end of each fiscal year, which occurs on December 31 of each year, the following: (i) An audited report of the annual sales, carried out by a third-party independent auditing firm not related to the OPERATOR. (ii) Additional complementary reports, which shall be prepared following the audit instructions communicated by LAP for each fiscal year, provided that they do not generate an additional cost to the OPERATOR. The submission of the audited annual sales report, corresponding to the last year of the execution of Activities, must be delivered to LAP at least two months before the expiration of the Performance Bond Guarantee.
The OPERATOR shall cover the costs of hiring the auditor. LAP shall have the right to make inquiries to the auditor directly, a condition that the OPERATOR is obliged to include in the contract with the auditing company.
The report referred to in numeral (i) above must be recorded based on the currency used for the sale and detailed in each of the corresponding columns for the sales amount. The OPERATOR must register the sales transaction in the corresponding column according to the currency used.
For the calculation of the Monthly Variable Rent, the OPERATOR must convert the total monthly sales (including dollars and soles) to the currency of the prevailing economic condition, using the average sales exchange rate published by the SBS before the deadline for submitting the report.
iii.     The Parties agree that LAP may conduct inspections and audits of the OPERATOR's accounting records unexpectedly and without prior notice at any time during the validity of this Contract; these audits shall not generate any cost for the OPERATOR. To this end, LAP must present, at the time it intends to carry out the inspection, a Communication to the OPERATOR stating its intention to conduct the inspection. The OPERATOR is obligated to provide all necessary facilities and grant unrestricted access to its accounting books and any other information that LAP may require to verify the correct determination of the Monthly Variable Rent.
2.     Amount of Performance Bond
The Parties agree to establish the amount of the Faithful Performance Bond Letter of Guarantee (hereinafter, the "Letter of Guarantee") for each year of the Contract’s validity, in the following amounts:
a)For the first seven (7) years of the Contract, counted from its signing, or until the end of the Construction Phase of the five (5) Stages of the Project (whichever occurs first), the Letter of Guarantee shall be equal to US$200,000.00 (two hundred thousand and 00/100 U.S. dollars) plus VAT.
b)For the subsequent years of the Contract, the Letter of Guarantee shall be two (2) months of the Consideration, corresponding to the average of the considerations for the months of September, October, and November of the current year, plus VAT.
In this case, LAP shall inform the amount of the Letter of Guarantee no later than December 15 of each current year. Notwithstanding the foregoing, considering that the OPERATOR is aware of the amount that must be allocated to the Performance Bond, any delay by LAP in providing such information shall not entitle the OPERATOR to submit the Letter of Guarantee after the specified deadline, and it shall remain under its responsibility.
3. Policies Amounts
The Parties agree that, during the Construction Phase of each of the Project’s Stages, the OPERATOR must contract the following policies (hereinafter referred to as the “Policies”):

a. Civil Liability Insurance (construction product): US$ 100,000.00 (one hundred thousand and 00/100 American Dollars).
b. CAR (Construction All Risk): This must cover the construction amount that the OPERATOR has allocated to the Stage or Stages under execution within the Project. This amount must not be less than the construction value of the Stage or Stages being executed.
The construction value will be updated considering each Stage of the Project; otherwise, the OPERATOR may assign a higher amount, which must be communicated to LAP.
Additionally, the Parties agree that, during the Operational Phase, the OPERATOR must contract the following policies:
a.     Civil Liability Insurance: US$ 100,000.00 (one hundred thousand and 00/100 American Dollars).
b.     All Risk Insurance Policy: This must consider the value of the infrastructure, which will be updated for each Stage of the Project. The amount must be equivalent to the replacement value of the OPERATOR's assets.
c.     Supplementary Work Risk Insurance (SCTR).

Annex V

Annex VI

GRANTING OF POWER
Mister Notary:
Please register in your Public Deeds record, one in which it is recorded the GRANTING OF POWER granted by PARQUE LOGÍSTICO CALLAO S.R.L., with RUC No. 20607116661 and registered address at Av. Pardo y Aliaga No. 699, interior 802, San Isidro, registered in Entry No. 14593180 of the Lima Registry of Legal Entities, represented in this document by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to the powers recorded in the aforementioned entry, who shall hereinafter be referred to as "THE GRANTOR"; in favor of LIMA AIRPORT PARTNERS S.R.L., with RUC No. 20501577252 and registered address at the Central Building of Jorge Chávez International Airport, located at Av. Elmer Faucett S/N, Callao, registered in Electronic Entry No. 11250416 of the Lima and Callao Registry of Legal Entities; who is represented in this contract by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, pursuant to the power registered in the aforementioned entry, who shall hereinafter be referred to as "THE ATTORNEY-IN-FACT".
This power of attorney document, in which THE GRANTOR and THE ATTORNEY-IN-FACT shall be jointly referred to as the "Parties", is executed under the following terms and conditions:
FIRST.- BACKGROUND
1.1.     THE ATTORNEY-IN-FACT is the awardee of the Concession Contract for the Construction, Improvement, Maintenance, and Operation of Jorge Chávez International Airport (hereinafter, the Airport), signed with the Peruvian State, represented by the Ministry of Transport and Communications, on February 14, 2001, including all its present and future amendments and modifications, as well as its annexes (hereinafter, the Concession Contract).
1.2.     For the purpose of carrying out the economic utilization of the so-called “Concession Assets”, under the terms defined in the Concession Contract, THE ATTORNEY-IN-FACT conducted a private selection process (hereinafter, the "Tender" or "Private Tender"), in order to select a company with the best technical and economic proposal to act as the Operator in executing the Contract for the Investment, Development, and Implementation of a Logistics Park and/or Modern Storage Distribution Center.
1.3.     THE GRANTOR was awarded the Winning Bid in the Private Tender, for which reason THE GRANTOR and THE ATTORNEY-IN-FACT executed, on January 7, 2021, the “Contract for the Investment, Development, and Implementation of a Logistics Park and/or Modern Storage Distribution Center” (hereinafter, the "Contract") regarding an area of approximately 211,201 m², located at Av. Elmer Faucett S/N – “Cabecera Norte”, adjacent to the Airport Platform, whose exact location, as well as its boundaries, access points, and perimeter measurements, are detailed in Annex III of the Contract (hereinafter, the Area).
1.4.     Pursuant to the provisions set forth in Clause Seventeen of the Contract, THE GRANTOR granted THE ATTORNEY-IN-FACT a right of option (hereinafter, the Option) allowing the latter to change the legal nature of the Contract to a lease agreement over the Area, at any time during the validity of the Operation Contract, under the circumstances outlined in Clause 17.2.1 of the Contract, and in accordance with the terms and conditions detailed in the lease contract format attached to the Contract as Annex XII (hereinafter, the "Lease Contract").
1.5.     The intention of the Parties with the execution of this document is for THE GRANTOR to grant the ATTORNEY-IN-FACT a power of attorney with the scope detailed in the following clause, so that the ATTORNEY-IN-FACT may execute the Lease Contract at any time during the term of the Contract.
SECOND.- POWERS
By virtue of this document, THE GRANTOR grants an irrevocable power of attorney to THE ATTORNEY-IN-FACT so that the latter may sign, on behalf of, in the interest of, and representing THE GRANTOR, all public and private documents necessary to formalize the Lease Contract (hereinafter, the "Power").
In this regard, THE GRANTOR acknowledges and declares that, as part of the Power, THE ATTORNEY-IN-FACT may individually and at their sole discretion – and without this list being exhaustive or limiting the powers contained in the Power – perform the following acts:
2.1.     Sign the draft or private document of the Lease Contract.
2.2.     Sign the public deed of the Lease Contract.
2.3.     Sign all necessary forms and documents required to register the Lease Contract with the Public Registries, including – but not limited to – submitting the necessary documents to rectify any and all observations made by the competent authority at any stage or phase of the registration process of the Lease Contract.
THIRD- VALIDITY OF THE POWER AND IRREVOCABILITY
3.1.     The Parties acknowledge and declare that this Power and its irrevocability shall become effective as of the day following the date on which THE ATTORNEY-IN-FACT notifies THE GRANTOR, via notarial letter, of their decision to exercise the Option.
You, Mr. Notary, shall add whatever is necessary and ensure the proper submission of the corresponding documents to the Competent Registration Office for its due registration.
SIGNATURES:
LAP - Mr. Juan José Salmón
LAP - Mr. Norbert Onkelbach
OPERATOR - Ms. Gabriela María Barreto Sayán
OPERATOR Mr. Álvaro Chinchayán Cornejo

Annex VII

Annex VIII

ANNEX 08: FORMAT FOR SUBMITTING AN ECONOMIC PROPOSAL
CABECERA NORTE
LIMA AIRPORT PARTNERS
This document contains four (5) tabs that the bidder must review and complete according to the following details:
1. GENERAL CONSIDERATIONS
1.1 Regarding the cells to be completed:
Only complete the cells in orange.
Cells with other formatting should not be modified; do not add rows or columns.
2. SCHEDULE, TERM, AND AREA
2.1 Schedule:
Project Development Stages:
•The format considers that construction can be executed in up to 5 stages.
•The bidder's proposal must consider a minimum of 2 phases.
•For cells with "Date Format", consider the first calendar day of the month.
2.2 Validity:
•The bidder must specify the Contract validity period required to make the investment feasible.
2.3 Areas and Investment:
•The bidder must complete column "D", rows 55 to 59 with the usable square meters required to execute each of the proposed development stages.
•In column "E", rows 55 to 59, the bidder must complete what percentage of the area in column "D" will be built.
•The bidder must complete columns "G" and "I" with the investment amount considered for each development stage.
3. RENT TO BE PAID TO LAP
The bidder must complete the information for each of the following concepts that they commit to paying LAP:
3.1 Fixed Rent (cell "E21").
3.2 Variable Rent (cells "G27" to "K27").
3.3 Bonus (cell "E31").
3.4 Comments: The bidder may include any comments related to the rent if deemed necessary (cell "C36").
4. SALES
The bidder must complete all orange cells in this section: Revenue and Absorption.
4.1 Sublease rates.
4.2 Occupation per stage.
5. CASH FLOW
All amounts must be expressed in 000 USD.
The bidder must complete all orange cells in this section: expenses, depreciation, taxes, and CAPEX.
Sales and rent payable to LAP are automatically completed based on the inputs the bidder considers in tabs 2, 3, and 4.
Revenues must be in positive figures, and expenses must be in negative figures.
6. DETAIL
The bidder will be able to view the detailed results of the inputs considered in tabs 2, 3, and 4.

FORMATO DE PRESENTACIÓN DE PROPUESTA ECONÓMICA
CABECERA NORTE
LIMA AIRPORT PARTNERS

3. RENTA A PAGAR A LAP

Fase Previa:

El Postor Ganador se encontrará exento de la obligación de pago de la Contraprestación desde la fecha de Adjudicación de la Buena Pro hasta los doce (12) meses posteriores o hasta la fecha de obtención de la licencia de edificación, lo que suceda primero

3.1 Renta Fija a pagar a LAP durante la Fase Constructiva

a. Periodo de gracia

Mes 1 al mes 6 de cada una de las etapas de edificación que considere el desarrollo: LAP otorgará un periodo de gracia. Es decir quedará exento de la obligación de pago de la Contraprestación por los primeros seis meses

b. Porcentaje de Renta Fija

Mes 7 al mes 12 de edificación de cada etapa, o al término de la edificación (lo que suceda antes): El postor tiene la opción de pagar un % de la Renta Fija que propone en la celda E21

	Etapa 1	Etapa 2	Etapa 3	Etapa 4	Etapa 5	
% de renta fija a pagar a LAP	20%	30%	50%	50%	50%	*% de renta fija a pagar a LAP*
Renta fija a pagar a LAP (US$/mes/m2)	0.11	0.17	0.28	0.28	0.28	*Renta fija previo a la Fase Operativa*

c. Renta Fija

A partir del día uno del mes 13 de iniciada la edificación de cada etapa propuesta o al término de la edificación (lo que suceda antes): El postor pagará el 100% de la Renta Fija que propone en la celda E21

US$/mes/m2	0.56	*Base 2021
Indexación anual	1.0%	

3.2 Renta Variable a pagar a LAP

Desde el inicio de la Fase Operativa de cada etapa: El postor pagará la renta variable que proponga:

	Etapa 1	Etapa 2	Etapa 3	Etapa 4	Etapa 5
% sobre ventas netas mensuales	5.00%	5.00%	5.00%	5.00%	5.00%

3.3 Bono a pagar a LAP (derecho de llave)

El postor puede incluir en su oferta el pago de un bono el cuál debe ser pagado máximo 90 días posteriores a la fecha de adjudicación de la Buena Pro

US$	0	
Mes de pago [1]		*Formato: fecha*

3.4 Comentarios

La Renta Variable a pagar a LAP incluye una Renta Variable Adicional que es el porcentaje de participación sobre las Ventas Netas anuales del Proyecto y será aplicado, sobre las Ventas Netas anuales del año anterior solo en el caso que dichas Ventas Netas anuales hayan superado los US$ 8,000,000.00. La aplicación será de la siguiente manera según las Ventas Netas Anuales:

Menor o igual a US$ 8.0 millones = 0.00%
Mayor a US$ 8.0 millones y menor o igual a US$ 8.5 millones = 0.55%
Mayor a US$ 8.5 millones y menor o igual a US$ 9.0 millones = 1.10%
Mayor a US$ 9.0 millones y menor o igual a US$ 9.5 millones = 2.20%
Mayor a US$ 9.5 millones y menor o igual a US$ 10.0 millones = 3.30%
Mayor a US$ 10.0 millones y menor o igual a US$ 10.5 millones = 4.40%
Mayor a US$ 10.5 millones y menor o igual a US$ 11.0 millones = 5.50%
Mayor a US$ 11.0 millones y menor o igual a US$ 11.5 millones = 6.60%
Mayor a US$ 11.5 millones = 7.70%

FORMATO DE PRESENTACIÓN DE PROPUESTA ECONÓMICA
CABECERA NORTE
LIMA AIRPORT PARTNERS

5. FLUJO DE CAJA

(en 000 US$)	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Promedio anual de área arrendada (m2)	0	0	0	0	584	11,043	29,089	50,607	73,448	94,789	93,568	94,582	94,004	96,800	94,789	93,568
Tarifa de sub arriendo (US$/mes/m2)	0	0	0	0	1.00	6.14	6.32	6.36	6.33	6.26	6.17	6.06	6.12	6.12	6.08	6.09
Venta anual del desarrollador (000 US$)	0	0	0	0	42	813	2,208	3,868	5,587	7,122	6,931	6,880	6,908	7,113	6,920	6,838
Gastos operativos (CAM)	0	0	0	0	-80	-229	-391	-606	-784	-931	-949	-968	-988	-1,007	-1,028	-1,048
Gastos operativos recuperables	0	0	0	0	15	129	307	537	724	886	935	954	967	991	1,011	1,093
Gastos de Marketing	0	0	-20	-20	-20	-20	-20	0	0	0	0	0	0	0	0	0
Gasto en Eventos y Materiales	0	0	-10	-23	-37	-23	-17	0	0	0	0	0	0	0	0	0
Property Management Fee (2.0%)	0	0	0	0	-1	-16	-44	-77	-112	-142	-139	-138	-138	-142	-138	-137
Otros Gastos (Legales y Contables)	0	-60	-20	-20	-20	-20	-20	-20	-20	-20	-20	-20	-20	-20	-20	-20
Gastos operativos del desarrollador (000 US$)	0	-60	-50	-63	-143	-179	-184	-167	-152	-207	-173	-173	-179	-179	-175	-172
Renta Fija anual a pagar a LAP (000 US$)	0	0	0	9	190	425	711	971	1,251	1,537	1,552	1,568	1,583	1,599	1,615	1,631
Renta Variable anual a pagar a LAP (000 US$)	0	0	0	0	2	41	110	193	279	356	347	344	345	356	346	342
Bono a pagar a LAP (000 US$)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total anual a pagar a LAP (000 US$)	0	0	0	9	192	466	822	1,164	1,531	1,893	1,899	1,912	1,929	1,955	1,961	1,973
EBITDA	0	-60	-50	-72	-292	169	1,202	2,537	3,864	5,021	4,859	4,796	4,800	4,979	4,784	4,693
Depreciación (Art. 44 LIR, Inversión como Gasto)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
EBIT	0	-60	-50	-72	-292	169	1,202	2,537	3,864	5,021	4,859	4,796	4,800	4,979	4,784	4,693
CAPEX Inversión (Art. 44 LIR Gasto Deducible)	0	-76	-1,924	-5,779	-6,223	-7,719	-7,759	-6,197	-11,046	-1,242	-113	-113	-113	-113	-113	-113
Utilidad o Pérdida del Ejercicio	0	-136	-1,974	-5,851	-6,515	-7,550	-6,557	-3,660	-7,182	3,779	4,746	4,683	4,686	4,866	4,670	4,579
Utilidad Imponible (50.0%)	0	0	0	0	0	0	0	0	0	1,889	2,373	2,341	2,343	2,433	2,335	2,290
Perdida Acumulada de Ejercicios Anteriores	0	-136	-2,109	-7,960	-14,476	-22,025	-28,582	-32,242	-39,425	0	0	0	0	0	0	0
Pérdida Neta Compensable	0	-136	-2,109	-7,960	-14,476	-22,025	-28,582	-32,242	-39,425	-37,535	-35,162	-32,821	-30,478	-28,045	-25,710	-23,420
Impuestos (29.5%)	0	0	0	0	0	0	0	0	0	-557	-700	-691	-691	-718	-689	-675
Utilidad Neta	0	-60	-50	-72	-292	169	1,202	2,537	3,864	4,464	4,159	4,106	4,108	4,262	4,095	4,017
Flujo de caja neto	0	-60	-50	-72	-292	169	1,202	2,537	3,864	4,464	4,159	4,106	4,108	4,262	4,095	4,017
Etapa 1																
CAPEX habilitación	0	-76	-1,924	-863	0	0	0	0	0	0	0	0	0	0	0	0
CAPEX edificación (etapa 1)	0	0	0	-4,916	-2,081	0	0	0	0	0	0	0	0	0	0	0
Leasing Fee (etapa 1)	0	0	0	0	-109	-109	0	0	0	0	0	0	0	0	0	0
CAPEX Tenant Improvements (etapa 1) (Muros, Sistema Contra Incendios, Oficinas)	0	0	0	0	-645	-46	0	0	0	0	0	0	0	0	0	0
Etapa 2																
CAPEX edificación (etapa 2)	0	0	0	0	-3,378	-4,383	0	0	0	0	0	0	0	0	0	0
Leasing Fee (etapa 2)	0	0	0	0	0	-121	-121	0	0	0	0	0	0	0	0	0
CAPEX Tenant Improvements (etapa 2) (Muros, Sistema Contra Incendios, Oficinas)	0	0	0	0	0	-701	-65	0	0	0	0	0	0	0	0	0
Etapa 3																
CAPEX edificación (etapa 3)	0	0	0	0	0	-2,929	-5,908	0	0	0	0	0	0	0	0	0
Leasing Fee (etapa 3)	0	0	0	0	0	0	-64	-192	0	0	0	0	0	0	0	0
CAPEX Tenant Improvements (etapa 3) (Muros, Sistema Contra Incendios, Oficinas)	0	0	0	0	0	0	-553	-260	0	0	0	0	0	0	0	0
Etapa 4																
CAPEX edificación (etapa 4)	0	0	0	0	0	0	-998	-5,043	0	0	0	0	0	0	0	0
Leasing Fee (etapa 4)	0	0	0	0	0	0	0	-47	-141	0	0	0	0	0	0	0
CAPEX Tenant Improvements (etapa 4) (Muros, Sistema Contra Incendios, Oficinas)	0	0	0	0	0	0	0	-237	-380	0	0	0	0	0	0	0
Etapa 5																
CAPEX edificación (etapa 5)	0	0	0	0	0	0	0	-342	-10,207	0	0	0	0	0	0	0
Leasing Fee (etapa 5)	0	0	0	0	0	0	0	0	-82	-247	0	0	0	0	0	0
CAPEX Tenant Improvements (etapa 5) (Muros, Sistema Contra Incendios, Oficinas)	0	0	0	0	0	0	0	0	-160	-882	0	0	0	0	0	0
REPEX	0	0	0	0	-10	-29	-49	-76	-97	-113	-113	-113	-113	-113	-113	-113
Flujo de caja libre	0	-136	-1,974	-5,851	-6,515	-7,550	-6,557	-3,660	-7,182	3,322	4,046	3,992	3,995	4,148	3,981	3,904

*Property Management Fee es el 2% de los ingresos brutos
*Fila 35-39 son utilizadas para el efectos del cálculo del impuesto a la renta

FORMATO DE PRESENTACIÓN DE PROPUESTA ECONÓMICA

CABECERA NORTE

LIMA AIRPORT PARTNERS

6. DETALLE DE RESULTADOS

	2019	2020	2021	2022	2023	2024	2025	…
Promedio anual de área de terreno utilizada (m2)	0	0	0	0	24,887	54,585	89,714	[illegible]
% de área promedio anual sujeto a período de gracia	0%	0%	0%	0%	75%	32%	16%	[illegible]
Promedio anual de área de terreno sujeto a gracia (m2)	0	0	0	0	18,663	17,255	14,458	[illegible]
Promedio anual de área de terreno sujeto a renta fija a pagar a LAP (m2)	0	0	0	0	6,221	37,330	75,259	[illegible]
Renta fija anual a pagar a LAP (US$/mes/m2)	0.00	0.00	0.56	0.57	0.57	0.58	0.58	[illegible]
% de Renta fija a pagar a LAP previo a inicio de operación	0%	0%	0%	0%	20%	73%	81%	[illegible]
Renta fija anual a pagar a LAP (000 US$)	0	0	0	0	0	[illegible]	[illegible]	[illegible]
Promedio anual de área arrendable (m2)	0	0	0	0	0	7,348	24,857	[illegible]
Ocupación promedio anual esperada de área arrendable (%	0%	0%	0%	0%	0%	8%	44%	[illegible]
Promedio anual de área arrendada (m2)	0	0	0	0	0	584	11,040	[illegible]
Tarifa de sub arriendo (US$/mes/m2)	0.00	0.00	0.00	0.00	0.00	1.00	8.14	[illegible]
Venta anual del desarrollador (000 US$)	0	0	0	0	0	41	815	[illegible]
% Renta variable a pagar a LAP	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%	5.0%	[illegible]
Renta Variable anual a pagar a LAP (000 US$)	0	0	0	0	0	2	41	[illegible]
Bono a pagar a LAP (000 US$)	0	0	0	0	0	0	0	[illegible]
Total anual a pagar a LAP (000 US$)	0	0	0	0	[illegible]	[illegible]	[illegible]	[illegible]

DETALLE DE RESULTADOS

Área de terreno utilizada (m2)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…
enero	0	0	0	0	0	37,330	78,716	122,686	[illegible]
febrero	0	0	0	0	0	37,330	78,756	122,686	[illegible]
marzo	0	0	0	0	0	37,330	78,756	122,686	[illegible]
abril	0	0	0	0	0	37,330	78,756	122,686	[illegible]
mayo	0	0	0	0	37,330	37,330	78,756	122,686	[illegible]
junio	0	0	0	0	37,330	37,330	78,756	122,686	[illegible]
julio	0	0	0	0	37,330	37,330	78,756	122,686	[illegible]
agosto	0	0	0	0	37,330	78,756	78,756	122,686	[illegible]
septiembre	0	0	0	0	37,330	78,756	78,756	122,686	[illegible]
octubre	0	0	0	0	37,330	78,756	122,686	122,686	[illegible]
noviembre	0	0	0	0	37,330	78,756	122,686	154,912	[illegible]
diciembre	0	0	0	0	37,330	78,756	122,686	154,912	[illegible]

Área de terreno sujeta a % de renta fija a pagar a LAP (m2)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…
enero	0	0	0	0	0	37,330	37,330	78,756	[illegible]
febrero	0	0	0	0	0	37,330	78,756	78,756	[illegible]
marzo	0	0	0	0	0	37,330	78,756	78,756	[illegible]
abril	0	0	0	0	0	37,330	78,756	122,686	[illegible]
mayo	0	0	0	0	0	37,330	78,756	122,686	[illegible]
junio	0	0	0	0	0	37,330	78,756	122,686	[illegible]
julio	0	0	0	0	0	37,330	78,756	122,686	[illegible]
agosto	0	0	0	0	0	37,330	78,756	122,686	[illegible]
septiembre	0	0	0	0	0	37,330	78,756	122,686	[illegible]
octubre	0	0	0	0	0	37,330	78,756	122,686	[illegible]
noviembre	0	0	0	0	[illegible]	37,330	78,756	122,686	[illegible]
diciembre	0	0	0	0	37,330	37,330	78,756	122,686	[illegible]

Área de terreno sujeta a renta fija a pagar a LAP (m2)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…
enero	0	0	0	0	0	0	37,330	78,756	[illegible]
febrero	0	0	0	0	0	0	37,330	78,756	[illegible]
marzo	0	0	0	0	0	0	37,330	78,756	[illegible]
abril	0	0	0	0	0	0	37,330	78,756	[illegible]
mayo	0	0	0	0	0	37,330	37,330	78,756	[illegible]
junio	0	0	0	0	0	37,330	37,330	78,756	[illegible]
julio	0	0	0	0	0	37,330	37,330	78,756	[illegible]
agosto	0	0	0	0	0	37,330	78,756	78,756	[illegible]
septiembre	0	0	0	0	0	37,330	78,756	78,756	[illegible]
octubre	0	0	0	0	0	37,330	78,756	122,686	[illegible]
noviembre	0	0	0	0	0	37,330	78,756	122,686	[illegible]
diciembre	0	0	0	0	0	37,330	78,756	122,686	[illegible]

Renta fija a pagar a LAP (US$/mes/m2)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…
enero	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
febrero	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
marzo	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
abril	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
mayo	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
junio	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
julio	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
agosto	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
septiembre	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
octubre	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
noviembre	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]
diciembre	0.00	0.00	0.56	0.57	0.57	0.58	0.58	0.59	[illegible]

% de Renta fija a pagar a LAP (%)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…
enero	0%	0%	0%	0%	0%	20%	100%	100%	[illegible]
febrero	0%	0%	0%	0%	0%	20%	63%	100%	[illegible]
marzo	0%	0%	0%	0%	0%	20%	63%	100%	[illegible]
abril	0%	0%	0%	0%	0%	20%	63%	82%	[illegible]
mayo	0%	0%	0%	0%	0%	100%	63%	82%	[illegible]
junio	0%	0%	0%	0%	0%	100%	63%	82%	[illegible]
julio	0%	0%	0%	0%	0%	100%	63%	82%	[illegible]
agosto	0%	0%	0%	0%	0%	100%	100%	82%	[illegible]
septiembre	0%	0%	0%	0%	0%	100%	100%	82%	[illegible]
octubre	0%	0%	0%	0%	0%	100%	100%	100%	[illegible]
noviembre	0%	0%	0%	0%	20%	100%	100%	100%	[illegible]
diciembre	0%	0%	0%	0%	20%	100%	100%	100%	[illegible]

Renta fija a pagar a LAP (000 USD)

Año/mes	2019	2020	2021	2022	2023	2024	2025	2026	…

Annex IX
Requirements for Project Development
For the purposes of design, construction, operation, and maintenance of the assets granted under concession to LAP according to the Concession Contract, the OPERATOR must comply with the following requirements, established in this Annex and other relevant provisions that LAP may require.
This annex describes the minimum guidelines that must be met by the OPERATOR for the design acceptance and construction process of the Project.

Subject	Detail
Design and Construction
The height of the building and the machinery or equipment used for construction, as well as any other elements utilized, must not interfere with the Obstacle Limitation Surface (SLO), considering that this varies along its extension, as indicated in Annex 09 of the Bases.
The OPERATOR shall be responsible for the design/construction of a Boundary Fence, which will serve to separate the Project from the Airport’s operations, and must comply with the following characteristics:
oOpaque wall with a minimum height of 3 meters above the finished floor level, along the boundary with the platform and around the private hangar in the southwest corner of the area. Metal fences or mesh installations will not be allowed.
oFor security reasons, the OPERATOR must maintain a setback of at least 3 meters in the Boundary Fence area, towards the interior of the lot. No temporary or permanent installations will be allowed within this zone.
Additionally, the OPERATOR must ensure that any building adjacent to the Boundary Fence does not include any design features that could compromise the security of the Airport, such as windows or terraces that might allow individuals to throw objects onto the airport platform.
oThe setback zone cannot be used as a parking area. However, upon prior approval by LAP, it may be designated as a vehicular or pedestrian circulation area.
oThe design of the Boundary Fence must be approved by LAP before its implementation. The fence must be properly maintained throughout the duration of the Contract.
oThe OPERATOR is prohibited from constructing any type of access to the Airport Platform (pedestrian, vehicular, aerial etc.) at any time during the term of the Contract.
___________________________________________________
The Area must consider a reserved space for a future vehicular access at least 10 meters wide between Avenida Faucett and the Airport platform, at the southernmost end, which borders Air Group No. 8, unless otherwise determined by LAP.
This access aims to provide LAP with permanent access to any portion of the land in case some construction phases are not carried out.
The OPERATOR must construct the Boundary Fence while respecting the reserved space for aeronautical activities development (Hangar), in accordance with the provisions stated in Annex III of the Contract.

Project Management
At Level 1, the main components of the Project are:
a)Boundary Fence.
b)Construction Phase Works, required by the OPERATOR.
The OPERATOR shall be responsible for the design and construction of both components. For ease of management, it is recommended to consider both components separately.
The OPERATOR must comply with deliverables and submit to LAP the Development Stage files, in accordance with the Directive for the Review and Approval of Development Stages of Improvements at AIJC, included in Annex 19 of the Concession Contract, pursuant to the provisions of Clause 9.12 of the Contract.
The OPERATOR must provide LAP with the information required by OSITRAN for the Project, attaching the necessary documentation to certify the investment, referring to the construction and implementation of the development (including "as-built" plans, which must be duly signed by the responsible architect or engineer).
The OPERATOR must rectify any observations made by LAP and/or the supervision team regarding the files submitted for each stage of the project. All work and related costs will be the exclusive responsibility of the OPERATOR. The OPERATOR must complete the necessary rectifications within the deadlines established in the procedures outlined in Annex XV.
The OPERATOR is fully responsible for the coordination of the engineering aspects of the Project, and will retain full responsibility for the design of the documents prepared directly by them and their Subcontractors.
Technical documents generated during each phase of the design process must comply with at least two verification stages: (1) Design review, and (2) Design approval.
The OPERATOR is responsible for correcting any issues raised during the design review process conducted by LAP. The OPERATOR declares awareness of the rules and procedures established in Annex XV, including any potential updates.
Upon completion of the final design review (FD), the engineering plans (CN) must be submitted, which must receive approval before construction begins.

Design Management
The design process must be developed in at least two phases:
•Conceptual Design (CD)
The OPERATOR must submit to LAP the conceptual design of the project's main components.
•Final Design and Construction (FD & CN)
The OPERATOR must submit to LAP the final design and the construction documents for all project components.
The OPERATOR must submit to LAP the final design and the documents according to the stage(s) of the construction process it considers, for the respective review and approval.

Construction Management
The Project Supervisor, contracted by the OPERATOR, must prepare and submit to LAP a monthly progress report, which must include at a minimum:
•Measurement of project progress using the earned value method. The OPERATOR will develop the "S" curve of the project, including an analysis of achieved milestones, major deviations, and corrective measures (if necessary) etc.
•Evaluation of compliance with the construction schedule.
Includes an analysis of achieved milestones and major deviations, along with the corrective actions to be implemented (if required).
•Assessment of potential risks and required contingency plans.
The OPERATOR must comply with current legislation regarding Safety, Occupational Health, and Environmental Protection. Additionally, must prepare and submit to LAP a monthly report on Safety, Occupational Health, and Environmental Management (SSOMA), as per the provisions of Annex XV. Minimum content:
•Records of training sessions, induction talks, statistics on incidents/accidents, and statistics on trained personnel, etc.
•AST, Work Permit for Risky Tasks.
The OPERATOR must submit a Work Plan before starting activities, which must include a risk analysis of critical activities that could affect airport operations. The Work Plan must be submitted and approved by LAP.

Annex X

HANDOVER CERTIFICATE FOR THE ENABLEMENT
Through this "Handover Certificate for the Enablement", PARQUE LOGÍSTICO CALLAO S.R.L., duly represented by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to the powers registered in Entry No. 14593180 of the Lima Registry of Legal Entities, hereinafter referred to as "THE OPERATOR"; and LIMA AIRPORT PARTNERS S.R.L., represented by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, hereinafter referred to as "LAP", declare and acknowledge that LAP has handover the immediate possession of the Area_______________, pursuant to the Contract for the Investment, Development, and Implementation of a Logistics Park and/or Modern Storage Distribution Center, which both Parties executed on January 7th , 2021.
Location and characteristics of the delivered Area:

Location	Square meters (m²)
Av. Elmer Faucett S/N – “Cabecera Norte”	211,201 approx.

Both Parties declare that the handover of the Area has been made to the full satisfaction and acceptance of THE OPERATOR, who declares and acknowledges that they have no objections or claims regarding: (i) the formalization of said handover, and (ii) the conditions in which the Area has been handed over, thus declares and acknowledges that the Area meets all the necessary characteristics to be designated for the fulfillment of its obligations set forth in the Contract.
Furthermore, THE OPERATOR commits to returning the Area referenced in this document once the Enablement of the Area has been completed.
Having nothing further to add, THE OPERATOR and LAP sign this "Handover Certificate for the Enablement" in two (2) identical copies, with equal legal value, which each Party shall retain, on the ___ day of the month of ___, of the year ___.

Signatures
LIMA AIRPORT PARTNERS S.R.L.
Juan José Salmón Balestra

LIMA AIRPORT PARTNERS S.R.L.
Norbert Onkelbach

THE OPERATOR
Gabriela María Barreto Sayán

THE OPERATOR
Álvaro Chinchayán Cornejo

HANDOVER CERTIFICATE FOR THE BUILDING

Through this "Handover Certificate for the Building", PARQUE LOGISTICO CALLAO S.R.L., duly represented by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to powers registered in Entry No. 14593180 of the Registry of Legal Entities of Lima, hereinafter referred to as the "OPERATOR", and LIMA AIRPORT PARTNERS S.R.L., represented by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, hereinafter referred to as "LAP", declare and acknowledge that LAP has handed over immediate possession of a part of the Area on ______________, pursuant to the Contract for the Investment, Development, and Implementation of a Modern Logistics and/or Distribution Storage Park, which both Parties signed on January 7, 2021. In this regard, the characteristics of the delivered part of the Area are as follows:

Location	Square meters (m²)	Project Stage

Both Parties declare that the handover of the part of the Area detailed in the table above has been carried out to the full satisfaction and agreement of the OPERATOR, who further declares and acknowledges that there is nothing to object to or claim regarding: (i) the formalization of said handover, and (ii) the conditions in which the part of the Area detailed in the table above has been handed over; for which reason, declares and acknowledges that the delivered part of the Area meets all necessary characteristics for it to be used in compliance with its obligations and for the development of the activities detailed in the Contract.
Furthermore, the OPERATOR commits to returning the mentioned part of the Area upon expiration of the Contract or if it is terminated for any reason.
Having nothing further to add, the OPERATOR and LAP sign this "Handover Certificate for the Building" in two (2) identical copies, with equal legal value, each retaining one, on the ___ day of the month of ______ in the year _______.

LIMA AIRPORT PARTNERS S.R.L.
Juan José Salmón Balestra

LIMA AIRPORT PARTNERS S.R.L.
Norbert Onkelbach

THE OPERATOR
Gabriela María Barreto Sayán

THE OPERATOR
Álvaro Chinchayán Cornejo

FINAL HANDOVER CERTIFICATE FOR THE FACILITY
Through this "Final Handover Certificate for the Facility", PARQUE LOGISTICO CALLAO S.R.L., duly represented by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to powers registered in Entry No. 14593180 of the Registry of Legal Entities of Lima, hereinafter referred to as the "OPERATOR", and LIMA AIRPORT PARTNERS S.R.L., represented by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, hereinafter referred to as "LAP", declare and acknowledge that, on ______________, the OPERATOR returned the Area to LAP, pursuant to the Contract for the Investment, Development, and Implementation of a Modern Logistics and/or Distribution Storage Park, which both Parties signed on January 7, 2021. In this regard, the characteristics of the returned Area are as follows:

Location	Square Meters (m²)
Av. Elmer Faucett S/N - "Cabecera Norte"	211,201 approx.

Both Parties declare that the return of the Area has been carried out to the full satisfaction and agreement of LAP, with the OPERATOR having fulfilled its contractual obligations regarding the return of the handed over Area.
Having nothing further to add, the OPERATOR and LAP sign this "Final Handover Certificate for the Facility" in two (2) identical copies, with equal legal value, each retaining one, on the ___ day of the month of ______ in the year _______.

LIMA AIRPORT PARTNERS S.R.L.
Juan José Salmón Balestra

LIMA AIRPORT PARTNERS S.R.L.
Norbert Onkelbach

THE OPERATOR
Gabriela María Barreto Sayán

THE OPERATOR
Álvaro Chinchayán Cornejo

FINAL RETURN CERTIFICATE
Through this "Final Return Certificate", PARQUE LOGISTICO CALLAO S.R.L., duly represented by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, according to powers registered in Entry No. 14593180 of the Registry of Legal Entities of Lima, hereinafter referred to as the "OPERATOR", and LIMA AIRPORT PARTNERS S.R.L., represented by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, hereinafter referred to as "LAP", declare and acknowledge that, on ______________, the OPERATOR returned to LAP the Area or part of the Area, pursuant to the Contract for the Investment, Development, and Implementation of a Modern Logistics and/or Distribution Storage Park, which both Parties signed on January 7, 2021. In this regard, the characteristics of the returned Area or part of the Area are as follows:

Location	Square meters (m²)

Both Parties declare that the return of the Area or part of the Area has been carried out to the full satisfaction and agreement of LAP, with the OPERATOR having fulfilled its contractual obligations regarding the return of the delivered Area or part of the Area.
Having nothing further to add, the OPERATOR and LAP sign this "Final Return Certificate" in two (2) identical copies, with equal legal value, each retaining one, on the ___ day of the month of ______ in the year _______.

LIMA AIRPORT PARTNERS S.R.L.
Juan José Salmón Balestra

LIMA AIRPORT PARTNERS S.R.L.
Norbert Onkelbach

THE OPERATOR
Gabriela María Barreto Sayán

THE OPERATOR
Álvaro Chinchayán Cornejo

Annex XI

Annex XII

REAL ESTATE LEASE CONTRACT
This document constitutes the REAL ESTATE LEASE CONTRACT (hereinafter referred to as the "Lease Contract") entered into by:
oLIMA AIRPORT PARTNERS S.R.L., hereinafter referred to as the "LESSOR", with RUC No. 20501577252 and registered address at the Central Building of Jorge Chávez International Airport, located at Av. Elmer Faucett S/N, Callao, registered under Electronic Entry No. 11250416 in the Registry of Legal Entities of Lima and Callao; represented in this Contract by its General Manager, Mr. Juan José Salmón Balestra, identified with DNI No. XXXXXXXX, and its Central Commercial Manager, Mr. Norbert Onkelbach, identified with CE No. XXXXXXXX, acting under a power of attorney registered in the aforementioned Entry; and, on the other side;
oPARQUE LOGISTICO CALLAO S.R.L., hereinafter referred to as the "LESSEE", with RUC No. 20607116661 and registered address at Av. Pardo y Aliaga No. 699, Interior 802, San Isidro, registered under Entry No. 14593180 in the Registry of Legal Entities of Lima; represented in this Contract by Ms. Gabriela María Barreto Sayán, identified with DNI No. XXXXXXXX, and Mr. Álvaro Chinchayán Cornejo, identified with DNI No. XXXXXXXX, acting under powers registered in the aforementioned Entry.
This Contract, in which the LESSOR and LESSEE shall be collectively referred to as the "Parties", is executed under the following terms and conditions:
FIRST: BACKGROUND
1.1.     On January 7, 2021, the Parties entered into the "Contract for the Investment, Development, and Implementation of a Modern Logistics and/or Distribution Storage Park" (hereinafter the "Contract"), under which the LESSOR handover to the LESSEE the property consisting of approximately 211,201 m², located at Av. Elmer Faucett S/N – “Cabecera Norte”, adjacent to the Airport, whose exact location, boundaries, access points, and perimeter measurements are detailed in Annex III of the Contract.
1.2.     Hereinafter, the terms and expressions used with an initial capital letter in this Lease Contract shall have the meaning assigned to them in the Contract.
1.3.     In Clause Seventeen of the Operation Contract, the LESSEE granted the LESSOR a Right of Option or Option, allowing the LESSOR to change the legal nature of the Contract to that of a lease Contract (this Lease Contract) over the Area under the conditions detailed in Section 17.2.1 of the Contract, with the decision to be communicated via notarial notice at any time during the term of the Contract.
1.4.     By notarized letter dated ________________, the LESSOR notified the LESSEE of its decision to exercise the Option, thereby automatically executing the Lease Contract between the Parties.
1.5.     It is in the interest of the Parties to formalize the Lease Contract that has arisen as a result of the LESSOR's exercise of the Option, through the execution of this document, which shall be elevated to a Public Deed within no more than five (5) days from the signing of this Contract.
1.6.     The Parties acknowledge and declare that the Lease Contract executed between them as a result of the exercise of the Option is comprised of:

(i) all clauses contained in the Contract; and (ii) the terms and conditions established in this document.
SECOND: PURPOSE
2.1.     Under this Contract, the LESSOR leases the Area or part of the Area to the LESSEE, so that the latter may fulfill its obligations over it and allocate it to any of the Activities detailed in Annex II of the Contract.
2.2.     In turn, the LESSEE is obligated to pay the Consideration under the terms detailed in the Third Clause below.
THIRD: CONSIDERATION / RENT ADVANCE
3.1.     The LESSEE is obligated to pay the Consideration, which consists of a Fixed Rent and a Variable Rent, as detailed in Annex IV of the Contract.
The Consideration must be paid by the LESSEE into the US Dollar account XXXXXXXX or CCI XXXXXXXX, held by LAP at Citibank del Perú S.A., under the name of LIMA AIRPORT PARTNERS S.R.L.
FOURTH: TERM
4.1.     The term of this Contract (hereinafter, the "Term") is one (1) year, which shall commence on the day following the date on which the LESSEE has been notified of the LESSOR's exercise of the Option.
4.2.     Notwithstanding the provisions of Clause 4.1 above, the Parties acknowledge and declare that the conclusion and/or expiration of the Term shall occur in the event that the LESSOR exercises the right of withdrawal, which the LESSEE grants in accordance with Clause Five of this Contract.
4.3.     In this regard, the Parties acknowledge and declare that, for the purposes of Law No. 30933 "Law regulating the special eviction procedure with notarial intervention", (hereinafter "Law 30933"), the term "expiration of the Term" shall be understood as hereinafter, "Expiration of the Term"), both: (i) the passing of the year of validity of this Contract; and (ii) the exercise of the right of withdrawal by the LESSOR in accordance with the provisions of Clause Five below.
FIFTH: RIGHT OF WITHDRAWAL IN FAVOR OF THE LESSOR
5.1.     Through this clause, the LESSEE grants the LESSOR a right of withdrawal (hereinafter referred to as the "Withdrawal"), so that at any time during the term of the Contract, the LESSOR may formally serve notice through a notary the LESSEE of its decision to terminate the Lease Contract.
5.2.     The Withdrawal shall be exercised by the LESSOR extrajudicially, without cause and without the need to verify any breach by the LESSEE of its obligations under the Lease Contract.
5.3.     The LESSEE shall be obligated to immediately return to the LESSOR the entirety or part of the Area subject to the Lease Contract, for which the LESSOR has exercised and communicated the Withdrawal.
SIXTH: HANDOVER OF THE AREA OR PART OF THE AREA

6.1.     The LESSEE acknowledges and declares that, as of the signing date of this Contract, it is in possession of part or all of the Area, to its full and complete satisfaction, as detailed below and in the Handover Certificates, attached hereto as Annex 1.
SEVENTH: OBLIGATIONS OF THE LESSEE
Without prejudice to the obligations established for the LESSEE under the Contract, it shall be required to fulfill the following obligations:
7.1.     Diligently maintain and preserve the Area or part of the Area.
7.2.     Make timely payment of the Consideration.
7.3.     Immediately return possession of the Area or part of the Area to the LESSOR in the event of the Expiration of the Term.
Eighth: IMPROVEMENTS AND CONSTRUCTIONS IN THE AREA
8.1.     Upon the Expiration of the Term, all works and constructions carried out in the Area—including, but not limited to, the Project, Enabling and/or Building Works, and Improvements—shall remain for the benefit of the Area or part of the Area, without the LESSEE having the right to demand from the LESSOR or any third party any reimbursement, compensation, indemnification, or any type of consideration of any kind and/or nature. Notwithstanding the foregoing, the LESSEE shall be entitled to remove, at its sole cost and responsibility, all movable property that is part of the Area or part of the Area may be removed, provided that doing so does not affect, deteriorate, and/or destroy the Project and/or the structure of the Area or part of the Area.
NINTH: EXPENSES AND TAXES
9.1.     Notarial and registry expenses incurred and/or derived from the execution of this Contract, including its elevation to a Public Deed, shall be equally borne by both Parties.
TENTH: ADDRESS
10.1.     The Parties designate as their domiciles those indicated in the introduction of this Contract. Any notification made to these addresses shall be considered valid.
10.2.     The Parties may modify their domiciles with prior notice to the other party by means of a notarial letter with anticipation of ten (10) business days and provided that the new domicile indicated is within the urban radius of Lima.
ELEVENTH: SUPPLEMENTARY APPLICATION OF THE LAW
11.1.     The Parties acknowledge that, in all matters not expressly stipulated in this Contract, the Civil Code shall apply.
TWELFTH: Clause of Future Submission
12.1.     In accordance with Article 5 of Law No. 30201, which modifies Article 594 of the Civil Procedural Code, the LESSEE hereby consents to a judicial eviction lawsuit to vacate the Area or part of the Area subject to this Lease Contract, in the event of the Expiration of the Term of the Lease Contract or non-payment of the Consideration for two consecutive and/or alternating months.
THIRTEENTH: SUBMISSION TO THE PROVISIONS CONTAINED IN LAW NO. 30933

13.1.     The Parties declare that they are fully aware of all the provisions contained in Law No. 30093, as well as their scope and legal consequences.
13.2.     Accordingly, the Parties declare and acknowledge their express, unequivocal, and irrevocable will to submit to all provisions, scope, and legal consequences contained in Law No. 30933.
13.3.     In this regard, the Parties acknowledge and declare that if the Expiration of the Term occurs and the LESSEE has not immediately returned possession of the Area or part of the Area, despite having been notarially requested by the LESSOR, this may resort to the special eviction procedure with notarial intervention established in Law No. 30933, in order to recover possession of all or part of the Area.
13.4     The LESSEE expressly declares its full acceptance of the potential restitution of possession of the Area or part of the Area that the LESSOR may obtain through the special eviction procedure with notarial intervention as provided in Law No. 30933.
FOURTEENTH: ANNEXES
The following Annexes form an integral part of this Contract, the content of which the LESSEE declares to fully understand and accept.
Annex I:         Delivery Certificates.
Annex II:         Operation Contract.
As a sign of agreement, the Parties sign this document in 3 copies.
Lima, __ of __________, _______.
Signatures:
THE LESSOR
(Handwritten Signature)
THE LESSOR
(Handwritten Signature)
THE LESSEE
(Handwritten Signature)
THE LESSEE
(Handwritten Signature)

ANNEX XIII: Penalty Table
The penalty amount for each non-compliance shall be the number of times established in the column “Penalty Unit”, based on its severity, with each Penalty Unit (UP) equivalent to US$ 500.00 (five hundred and 00/100 U.S. dollars).

Contract Reference	Type of Non-Compliance	Correction Period[1]	Penalty Unit[2]	Determination of the Amount
Clause Fifth	Non-payment of the Consideration or any other due payment according to the terms and conditions of the Contract.	Immediate, upon request by LAP.	0.2 UP per day of delay.	Applied per day of delay.
	Non-compliance with other obligations established in Clause Five.	As determined by LAP on a case-by-case basis.	Up to 3 UP per event.	LAP will determine the applicable amount depending on each specific case.
1LAP may establish a different correction period for each event depending on the severity of the OPERATOR's non-compliance, and may also directly impose the penalty if the severity of the breach warrants it.
2 LAP will determine the applicable penalty amount based on the severity of the non-compliance, which will be assessed on a case-by-case basis.

Clause Seventh	Non-compliance with obligations established in the following sections: 7.5, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.18.	As determined by LAP on a case-by-case basis.	Up to 5 UP per event.	LAP will determine the applicable amount depending on each specific case.
	Non-compliance with obligations established in the following sections: 7.1, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.17, 7.19, 7.20, 7.21, 7.23, 7.24.	As determined by LAP on a case-by-case basis.	Up to 15 UP per event.	LAP will determine the applicable amount depending on each specific case.
	Non-compliance with the obligation established in section 7.2.	As determined by LAP on a case-by-case basis.	1 UP per day of delay.	Per each stage, between the start date of the operation phase established in the schedule and the effective start date of the operation phase.
Clause Eighth	Non-compliance with the obligations established in the following sections: 8.1, 8.2, 8.3, 8.4, and 8.5	As determined by LAP on a case-by-case basis	Up to 10 UP per event.	LAP will determine the applicable amount depending on each specific case

Clause Nineth	Non-compliance with the obligations established in the following sections: 9.2, 9.4, 9.5, 9.6, 9.8, 9.9.	As determined by LAP on a case-by-case basis.	Up to 5 UP per event.	LAP will determine the applicable amount depending on each specific case
	Non-compliance with the obligations established in the following sections: 9.10, 9.11, 9.12.	As determined by LAP on a case-by-case basis	Up to 20 UP per event	LAP will determine the applicable amount depending on each specific case
Clause Tenth	Non-compliance with the obligations established in the following sections: 10.2, 10.4, 10.6, 10.7, 10.9.	As determined by LAP on a case-by-case basis.	Up to 5 UP per event.	LAP will determine the applicable amount depending on each specific case
	Non-compliance with the obligations established in the following sections: 10.1, 10.3, 10.5, 10.8.	As determined by LAP on a case-by-case basis.	Up to 15 UP per event.	LAP will determine the applicable amount depending on each specific case.

Clause Thirteenth	Non-compliance related to the regime applicable to the return of the Areas to LAP.	As determined by LAP on a case-by-case basis	Up to 15 UP per event.	LAP will determine the applicable amount depending on each specific case.
Clause Fifteenth	Non-compliance related to environmental obligations.	As determined by LAP on a case-by-case basis.	¼ of a UIT (Tax Unit) per event	The Penalty Unit, per event
	Repeated failure to comply with environmental obligations	As determined by LAP on a case-by-case basis	Twice the amount corresponding to the value of the sanction per event	The penalty unit and for repeat offender events
Clause Sixteenth	Non-compliance related to obligations regarding Occupational Safety and Health.	As determined by LAP for each case	¼ of a UIT (Tax Imposition Unit) per event.	The Penalty Unit, and per event.
	Recurrence in non-compliance with obligations regarding Occupational Safety and Health	As determined by LAP for each case	Twice the amount corresponding to the value of the penalty per event	The Penalty Unit, and per recurring event.

Clause Seventeenth	Non-compliance with the obligation included in numeral 17.4	Immediately after the deadline included in numeral 17.4	US$ 2,000.00 (two thousand and 00/100 American Dollars) per each day of delay.	It will be applied for each day of delay
Clause Eighteenth	Non-compliance related to the exercise of LAP’s and/or OSITRAN’s supervisory powers: numeral 18.2	As determined by LAP for each case	Up to 15 UP per event	It will be applied for each day of delay up to a maximum of fifteen (15) days
Clause Nineteenth	19.1, 19.2	As determined by LAP for each case	Up to 5 UP per event.	LAP will determine the amount depending on each specific case
Clause Twenty-First	Non-compliance with the obligations established in Clause Twenty-First "Improvements".	As determined by LAP for each case	Up to 15 UP per event	LAP will determine the amount depending on each specific case
Clause Twenty-Second	Non-compliance related to the renewal of the Guarantee Letter: numeral 22.4	As determined by LAP for each case	S/ 1,500.00 (one thousand five hundred and 00/100 Soles) per each day of delay	It will be applied for each day of delay up to a maximum period of ten (10) days

Clause Twenty-Third	Non-compliance related to the renewal of Insurance Policies: numeral 23.5.6	As determined by LAP for each case	S/ 1,500.00 (one thousand five hundred and 00/100 Soles) per each day of delay	It will be applied for each day of delay up to a maximum period of fifteen (15) days
General	Any other obligation described in the Contract and/or its annexes not listed in the present table.	As determined by LAP for each case	Up to 5 UP per event and/or day of delay, as applicable	LAP will determine the amount depending on each specific case

It should be understood that LAP reserves the right to apply the penalty directly if the non-compliance warrants it.

Annex XIV

BASIS OF THE TENDER TO SELECT A DEVELOPER FOR THE INVESTMENT AND OPERATION OF A LOGISTICS AND/OR MODERN STORAGE DISTRIBUTION CENTER ON THE NORTHERN HEADLAND LAND AS PART OF THE "AIRPORT CITY" PROJECT OF JORGE CHÁVEZ INTERNATIONAL AIRPORT (AIJCH)

Aimed at:
This document (Basis) is aimed at developers, investors, and operators with national and international experience in investment, development, implementation, and operation of logistics centers and/or modern storage distribution.
Based on non-binding proposals received during the first months of 2019 by LAP for private development on the “Cabecera Norte” land, LAP has selected and decided to invite up to four (4) companies to a final phase, which will consist of the development of this Tender.

Purpose of the Tender:	To select and award a contract to a national or foreign legal entity (hereinafter, the “Winning Bidder”) for the investment and operation of a logistics and/or modern storage distribution center (hereinafter, the “Contract”) as part of the "Airport City" Project at Jorge Chávez International Airport.
ESSENTIAL TERMS AND CONDITIONS OF THE CONTRACT
Area:
Total area of the “Cabecera Norte” land: approximately 226,414 m², as detailed in Annex III of the Contract.

For the project development, the Winning Bidder must comply with the following:
•Road impact areas of the land, as specified in the Urban Enabling Plan, totaling approximately 9,600 m² along the Northern boundary (adjacent to Calle 2), Southern boundary (adjacent to Grupo Aéreo 8), and Eastern boundary (adjacent to Av. Faucett).
•Reserved area for aeronautical activities development: Up to 3,500 m².
•Reserved area for a future access road from Avenida Faucett to the platform. This access road must be at least 10m wide. The purpose of this access road is to grant LAP permanent access to any portion of the land in case some building phases do not materialize.

Consequently, the available area for project development is approximately 213,319 m².

The land is rustic, containing four (04) artisan wells and three (03) silos, which must be remediated and closed by the Winning Bidder, unless otherwise specified by LAP. For more details, see Annex 06.[1]

Contract Term:	The Contract will be effective from the day following the notification of the awarding of the Buena Pro and will remain in effect for the period offered in the Winning Bidder's Technical Proposal.
1 The reserved area may consider a projection of the road impact at the southern end of the area (adjacent to Grupo Aéreo 8), according to HHUU. This may be proposed by bidders as part of their Project design.

Contract Objective:
The objective of the Contract is for LAP to grant the Area to the Winning Bidder to develop the "Logistics Center and/or Modern Storage Distribution" Project, assuming the investment for this purpose, ensuring that the Activities permitted by LAP can be carried out in accordance with the terms and conditions set forth in the Contract.
In exchange for this right, the Winning Bidder is obligated to comply with the conditions established in the Contract and to pay the agreed Compensation, which will be detailed in Annex IV of the Contract.

Project "Logistics Center and/or Modern Storage Distribution":
The execution of the Project will be carried out in phases (Preliminary Phase, Construction Phase, and Operation Phase) and by Stages, according to the Winning Bidder’s Technical Proposal.

The Preliminary Phase is the stage in which the Winning Bidder: (i) prepares and obtains approval of the Technical File from LAP, DGAC, and OSITRAN; (ii) manages and obtains the necessary licenses for the execution of the Project.

The Construction Phase includes the Area Enabling and Building in Stages of the Project, gradually launching the product to the market. Each Stage will go through a Construction Phase (Building) and an Operation Phase.

Bidders must prepare their Technical Proposal considering the scope of each of the above-mentioned phases, in accordance with the terms set forth in this document and the Contract.

The Winning Bidder must take into account some general considerations for all three phases:
•Works may be carried out 24 hours a day, unless otherwise instructed by LAP.
•Must follow the guidelines established in the RNE (National Building Regulations) and the airport's safety standards, as published on LAP’s website. It is the Winning Bidder’s obligation to review updates to these documents, which are published on LAP’s website.
•OSITRAN must approve the Project design, in accordance with the Directive for the Review and Approval of Development Stages of Airport Improvements (Annex 19 of the Concession Contract) before the start of the Construction Phase. To this end, the Winning Bidder must comply with the deliverables detailed in this Directive.

Area´s Delivery Date:
The entire Area will be delivered to the Winning Bidder once the necessary licenses have been approved by the relevant entities to initiate the enabling works, as established in the Contract. It should be noted that, in the event of any inconvenience, LAP reserves the right to modify the delivery date if any inconvenient arises. This does not prevent the Winning Bidder from entering the Area (in coordination with LAP) to carry out the necessary activities that allow them to prepare and submit, to the relevant entities, the necessary documents prior to obtaining the required licenses. Once the Enabling of the Area is completed, the Winning Bidder must return the entire Area to LAP.

Subsequently, LAP will make partial and progressive deliveries of the Area as the Project Stages are executed. The bidder must specify in their Technical Proposal the milestones, conditions, or circumstances that will trigger the start of each Stage. For example: Stage 2 begins once 50% of Stage 1 has been leased. LAP will deliver the portion of the Area corresponding to each Stage once the Winning Bidder has met the milestone and/or condition that activates said Stage.

LAP reserves the right to suspend the delivery of the Area for subsequent Stages (Stage 2 and beyond) if the Winning Bidder has not met the milestone and/or condition of the previous Stage, according to the schedule approved by LAP.

Preliminary Phase:
During this period, the Winning Bidder must carry out the following main activities:
1.Prepare and submit the Project design for LAP’s approval. Once LAP has approved it, entities such as OSITRAN and DGAC must approve the Project design.
2.Submit two Technical Files to LAP:
-One (1) technical file for LAP’s approval of the Enabling and Building works.
-One (1) technical file for LAP’s approval of the perimeter fence and fence adjacent to the platform and future hangar.
3.Manage and obtain the necessary licenses from the corresponding entities to begin the Enabling and Construction works. In the case of processing the Environmental Management Instruments before SENACE, the Winning Bidder must take into account that the evaluation of the cumulative and synergistic impacts will be done considering this Project as a component of the MEIA of the Airport.

Construction Phase – Enabling:
The Construction Phase includes both Enabling and Building.

In addition to the terms and conditions established in the Contract, the Winning Bidder must consider the following for the execution of the Enabling works:
•The Winning Bidder must carry out the Enabling works from start to finish over the entire assigned Area for the project. Therefore, the entire area must be fenced at the Winning Bidder’s expense, according to the Technical File approved by LAP.
•The Winning Bidder must obtain the feasibility of services from the service providers for water, sewage, and energy, since LAP will not provide any services for the land. Additionally, the Winning Bidder will assume the costs for enabling the public services required by the Project

Construction Phase – Building:
The Building will be carried out according to the Stages of the Project proposed by the Winning Bidder.
The Winning Bidder will be solely responsible for assuming all costs generated to carry out the works in accordance with the Technical File presented and accepted by LAP.

In addition to the terms and conditions established in the Contract, the Winning Bidder must consider the following:
•The design of the project’s facade facing Avenida Faucett must be reviewed and approved by LAP before implementation.
•If the Winning Bidder requires the start of the Building Phase of the first Stage to be parallel to the Enabling Phase or without considering the completion of the Enabling of the Area, the bidder must notify LAP in advance for approval.

Operation Phase:
The start date for the Operation Phase of each of the Project Stages will be the one approved by LAP, according to the Project Execution Schedule, unless LAP issues a written authorization to postpone the start of the development of permitted activities.

Regardless of the above, to start operations, the Winning Bidder must meet the following requirements:
i)Successfully approve the Punch List to be carried out by LAP,
ii)Submit all completion documents to LAP (As Built plans) in the formats previously indicated by LAP.
iii)Make timely payment of all financial obligations (as established in the Economic Proposal) up until the start of the Operation Period.
iv)Obtain all necessary licenses and authorizations from the relevant entities.

Delays attributable to the Winning Bidder will not postpone the start date required to meet all financial obligations committed to LAP, as per the Economic Proposal.

Compensation:
For the preparation of the Economic Proposal, bidders must consider the terms and conditions established in the Contract, as well as the following:

Grace Period:
If bidders require a longer grace period than the one established in Annex IV of the Contract, they must indicate it within their Economic Proposal, specifying the reasons for the request, which will be evaluated by LAP. The request for a longer grace period will be an evaluation criterion.

During the Preliminary Phase:
The Winning Bidder will be exempt from the obligation to pay the Compensation from the date of awarding of the Buena Pro until twelve (12) months later or until the issuance of the building permit, whichever occurs first.

During the Enabling Period of the Construction Phase:
The Winning Bidder will be exempt from the obligation to pay the Compensation for the next six (6) months, counted from the day after the period mentioned in the previous paragraph ends.

During the Building Period of the Construction Phase:
The Winning Bidder will be exempt from the obligation to pay the Compensation during the first six (6) months of the execution of each of the Project Stages.
Additionally, during the six (6) months following the Building Period of each Stage, the Winning Bidder will be required to pay the percentage of the Fixed Rent offered in their Economic Proposal and accepted by LAP.

The aforementioned means that, during the construction works of each of the Stages of the Project, the Winning Bidder shall have the option to:
a)Not pay the Fixed Rent offered for the first six (6) months of the Building Phase of each Stage, as indicated in Annex IV of the Contract.
b)During the six (6) months following the period indicated in the previous literal or until the completion of the Building Phase (whichever occurs first), the Winning Bidder must pay the percentage of the Fixed Rent offered in their Economic Proposal.
c)Once the period referred to in the preceding subsections a) and b) has elapsed, it is the obligation of the Winning Bidder to pay 100% of the Consideration offered in its Economic Proposal. Notwithstanding this, the obligation to pay 100% of the Consideration arises from the moment the Operating License for the respective Stage is obtained, even if the period established in subsections a) and b) has not elapsed.

The payment of the percentage of the Fixed Rent mentioned in literal b) will be a criterion for evaluating the Economic Proposal of the bidder. Therefore, bidders may offer different Fixed Rent percentages for each of the proposed Project Stages, according to the Economic Proposal Submission Format (Annex 08).

The deadlines mentioned in Annex IV and this section must be considered by bidders when completing the Format for submitting the Economic Proposal included as Annex 08 of the Bases. This format in tab 1 "Considerations" contains the instructions on how the information for the presentation of the Economic Proposal of each bidder should be completed.

Development of the tender rules
Tender Schedule:
a) Publication of the Bases: August 15, 2019.
b) Submission of inquiries from bidders via email: September 5, 2019.
c) Response from LAP to inquiries via email: September 19, 2019.
d) Submission of Technical and Economic Proposals at LAP’s offices: October 10, 2019 (From 09:00 am to 01:00 pm, in the presence of a Notary Public).
e) Direct negotiations / Best and Final Offer (BAFO) with up to two (2) best proposals: Week of October 21, 2019.
f) Awarding of Buena Pro: Week of November 18, 2019
g) Delivery of the area: The day after the approval of the construction license.
LAP may modify the dates previously indicated, which will be communicated to the bidders in due time.

Interpretation and Modification of the Bases:
LAP has the authority to interpret the Bases, clarifying the scope and/or meaning of its stipulations. Additionally, LAP has the authority to resolve any issues not considered in the Bases, as well as the authority to modify or supplement the Bases. These faculties are exclusive to LAP; therefore, no other party or authority has the ability to interpret, integrate, modify, and/or supplement the Bases.
All interpretations, clarifications, integrations, modifications, and other decisions that LAP makes regarding the Bases will be communicated through Circulars sent via letter and/or email. Circulars will take immediate effect once sent by LAP. Bidders are responsible for reviewing the content of these Circulars in a timely manner.

Decisions made by LAP at any stage of the Tender will be final and non-appealable by bidders or third parties. As a result, being this numbering not exhaustive but merely indicative, no bidder or third party may challenge, appeal, or question LAP’s decisions regarding the structure of the Bases, the invitation of bidders, the proposal submission process, the evaluation criteria for proposals, the evaluation of proposals themselves, the awarding of the Buena Pro.

The purpose of the Tender is to ensure fair and open Tender among bidders, allowing LAP to obtain the best possible comprehensive conditions. LAP’s corporate policy is to ensure a transparent, non-discriminatory, and fair selection process for all participating bidders.

Inquiries, Clarifications, or Observations from Bidders and LAP’s Responses:
If bidders have inquiries, clarifications, or observations regarding this Tender, they must send them before the date established in the Tender Schedule via email in PDF (Adobe Acrobat) and Excel format. Additionally Inquiries must be sent to: jmonzon@lima-airport.com and avera@lima-airport.com. For communication to be considered valid, the email must be sent to both addresses (simultaneously).

Proposal Submission:
Technical and Economic Proposals must be submitted at the LAP Real Estate Management Office, located on the 4th floor of the Central Airport Building Proposals (in both physical and digital format), on the date and time established in the Tender Schedule, in the presence of a Notary Public and at least two LAP officials. Proposals submitted after the specified date and time, or those that do not comply with the terms of the Bases, will not be accepted.

The Proposals shall be submitted in two (2) envelopes (Envelope No. 1 and Envelope No. 2). Both envelopes must be sealed and clearly identified as 'Technical Proposal - Envelope No. 1 - Name of the Bidder' and 'Economic Proposal - Envelope No. 2 - Name of the Bidder'.

At the Proposal submission event, the Bidders shall attend duly represented by their Legal Representative(s) or a person accredited by the Legal Representative, and the registration of the bidders must be carried out before the Public Notary:

The Public Notary performs solely and exclusively the function of receiving envelopes number 1 and 2, in order to verify that the documentation presented is complete, according to the information requested for the Technical and Economic Proposal of this tender, as well as the inclusion of the Guarantee of Seriousness of the Proposal and the two (2) original copies of the Contract and its respective Annexes, duly endorsed on each page and signed by the Legal Representative(s) of the bidder; in order to draw up a record of what happened. Therefore, the Public Notary must validate that the documentation is complete, and must record his review according to the format provided by LAP.

It is important to note that it is not the function of the Notary Public to qualify, interpret, and/or evaluate the quality of the content received from the Bidder. This function exclusively belongs to the Real Estate Management Department, as part of the review process of the received Technical and Economic proposals.

All information submitted in the Technical and Economic Proposal must also be delivered in a USB digital format, using the following formats: MS Word, MS Excel, as well as JPG or CAD for plans.

Bidders who fail to submit the Technical and Economic Proposal in full and as required, without providing a justification and/or valid reasoning to LAP, may be disqualified or receive a lower score.

All information provided to LAP by bidders will be considered a sworn declaration. If the Winning Bidder provides false, inaccurate, or misleading information to LAP for their own benefit, regarding any submitted information, it may result in the Elimination of the bidder and execution of the Bid Bond (Carta Fianza de Seriedad de la Propuesta), equivalent to US$ 50,000 (fifty thousand U.S. dollars) and if necessary Immediate termination of the Contract, in accordance with Article 1430° of the Civil Code. If the last event occurs LAP will proceed with the Execution of the Performance Bond (Carta Fianza de Fiel Cumplimiento).

All information received by LAP will be treated as confidential and will be used exclusively to evaluate the proposal for the implementation of a logistics center and/or modern storage distribution center in the assigned area.

Contract Submission:
The Contract attached to these Bases will be provided by LAP in PDF Adobe Acrobat format, ready for printing and signing, and may not be modified in any way. However, bidders must fill it out in printed or typed text in the spaces provided in Annex IV, titled "Agreement on Compensation", specifically in sections 1.1, 1.2, and 2, including the amounts offered in their Economic Proposal.

If a bidder has any relevant observation (substantive or formal) regarding any clauses in the Contract, they must indicate it during the consultation phase. If LAP deems any formal observations made by a bidder to be valid, it will incorporate them into the Contract and send a new version of the document to bidders via circular, so they can print, sign, and submit it as part of their proposal.

Regarding the substantive observations of the Contract, these shall be evaluated by LAP and if LAP considers it appropriate, it may negotiate these observations with the bidder (s) who advance to the final direct negotiation stage, known as “Best and Final Offer” (BAFO), according to the Tender Schedule.

In order for bidders to comply with the requirement of submitting the Contract signed by their legal representatives, LAP may include an Annex to the Contract, specifying the clauses subject to negotiation prior to the awarding of the Buena Pro.

Bidders may not fill in the Contract signing date, as this shall be filled in by LAP once the Contract is signed by its legal representatives.

Technical Proposal:
The contents of the Technical Proposal must follow the specified requirements and must be submitted according to the Format in Annex 12:

1) Legal Documentation:
a)Certificate of Validity of Power of Attorney for the Legal Representative(s) of the Bidder, issued by the corresponding Registry Office with an issuance date no older than thirty (30) calendar days from its issuance date. If the bidder is a company incorporated abroad, they may submit the equivalent document from their country of origin, notarized and legalized. However, if they become the Winning Bidder, they must register the granted powers of attorney for their Legal Representatives in the Registry of Powers of Attorney for foreign companies at SUNARP-Peru, and must initiate the necessary procedures within the following fifteen (15) business days from receiving the Award Letter.
b)Simple copy of the Identity Document of the Legal Representative(s) who will sign the Contract.
c)Simple copy of the Taxpayer Registration (Complete RUC File), or the equivalent document in their country of origin.
d)Contract: Submit two (2) copies of the Contract and its annexes, duly signed (legalized signatures) and stamped (on all pages of the document) by the legal representatives, with all blank spaces completed.

2) Accounting/Financial Documentation:
a)Updated report (issued no more than fifteen (15) calendar days prior to the submission date of the Technical Proposal), issued by the INFOCORP risk center or its equivalent in the bidder’s country of origin, from the subsidiary with the highest revenue.
b)Demonstrate financial capacity to operate a logistics center or modern storage distribution facility. Provide detailed financial information on operations:
i. Financial Statements submitted to SUNAT for 2016, 2017, and 2018.
ii. Audited Financial Statements for 2016, 2017, and 2018 (if the Bidder audits them).
iii. 2019 Financial Statements of financial position, signed by the General Accountant.
iv. Other information that may support the bidder´s financial capacity.

3) Documentation Proving Experience:
a) Provide a list of developments completed by the bidder worldwide, including: country, location, total surface area (m²), constructed m², opening year, investment amount (including and excluding land investment), and annual absorption rate obtained for each of the first three (3) years of each respective development.
b) Indicate the number and reference size of their clients as of late 2018 in developments in Peru. *Reference size: Specify what percentage of clients have more than 100 employees and what percentage have fewer than 100 employees.
c) Other information that may support the bidder’s experience in the business and operation of logistics centers or distribution for modern storage (awards received, certifications, publications in magazines, etc.), attach certificates or copies of national or international certifications received.

4) Development, Design, Schedule, and Utilization
a) Regarding Development:
i.Technical specifications of the development: Include characteristics, technical specifications of the development (soils, structures, walls, coatings, common areas, exteriors, etc.).
ii.Orientation and use of warehouses: Specify the orientation, use, and storage solutions this development will provide for its clients (logistics, retailers, port, airport, etc.).
iii.Warehouse or storage buildings: Specify size, internal and external heights, characteristics, etc. Indicate the strategy for internal divisions of each warehouse and limitations. Specify the minimum leasable area (m²) that allows the proposed development to be operational while complying with restrictions. Example: Warehouses over 500 m², 1,000 m², 3,000 m², etc.
iv.Common services: Specify whether the proposed development includes common areas (Retail, cafeteria, offices, etc.); include details of each area (size, etc.) and indicate them on the blueprints, etc.
v.Security systems at the project level and for each warehouse: Indicate whether the proposed development includes security systems (CCTV, access control, lighting, guard patrols, wet network, sprinklers, etc.).
vi.Market research: Indicate whether a market research study has been conducted or will be conducted to support the commercial proposal and client acquisition strategy. Specify which provider will be used, how much will be invested, and what scope the study will have. This study must be shared with LAP (for the case of the Winning Bidder).

b) Regarding the Design:
i.3D Design of the final implementation of each space within the Area to be developed, including:
1. 3D views of the facade facing Av. Faucett.
2.of the interior of the development.
3.views towards the platform.
4.views towards surrounding populations.
ii.Layout of the proposed development (CAD and PDF format): Submit a layout of the development, detailing entrances, exits, access roads, warehouse distribution, common areas, and others that are part of the proposed scheme (if applicable).
iii.The proposed layout must comply with current Civil Defense regulations for obtaining the Operating License.
iv.Accessibility: Specify a vehicle flow diagram for each construction phase.
v.Circulation areas, waiting areas, and truck and vehicle loading/unloading areas within the development: Indicate the dimensions of each area, detail them in the blueprint, and specify which types of trucks and vehicles may or may not transit through them.

c) Regarding the Project Execution Schedule:
The bidder must include their Project Execution Schedule Proposal (in calendar days), covering:
i.The Preliminary Phase (procedures, permits, authorizations, design documents, technical files, etc.).
ii.The Construction Phase (Enabling, Building, documents for the construction of project components, including all specialties, etc.).
iii.The Operation Phase by stage.

d) Regarding Area Utilization:
i.The Bidder that considers a usable area percentage above 55% or below 45%, they must include references to other successful developments that have this percentage of area utilization.
ii.Leasable Area: Indicate how many square meters (m²) of land are required per Project Stage, and the leasable area of the same. LAP will not accept single-stage developments.

e) Other Information:
i- Rates:
1)Indicate the average rental rate for each contract year.
2)Price comparison: The bidder must submit a list of three (3) similar developments in the Lima and Callao area, compare them with the proposed development, and analyze their prices and market characteristics, with the purpose to clearly determine differences in price, service type, and the competitive advantage of the proposed development.
3)List what types of products will be stored or processed in the warehouses being developed, according to the following classification:
•Non-perishable:
•Perishable:
•Frozen:
•Others:
•Processes/Manufacturing:
Products or processes that are not detailed by the Winning Bidder or are considered hazardous materials under (IATA or RAP 110) must be previously authorized by LAP.
ii - Expected Absorption: Indicate expected absorption per stage.
iii - Service Levels:
The bidder must indicate what type of service levels will be offered to clients of the proposed development., these must be met by the Winning Bidder, as part of their Technical Proposal.
Iv - Organizational Structure:
1)The Winning Bidder shall equip the area and management positions with qualified and appropriately trained personnel. For this, they must submit the organizational structure for the operation of the development, specifying functions for each job position.
2)The Winning Bidder must maintain a supervisor or a person in charge of operations and ensure the proper functioning of the facility, 24 hours a day, seven (07) days a week.
3). Indicate the number and type of employees this Project will employ over time; additionally, specify the number and type of these jobs that could be filled by residents of the Callao region.

v. Client Acquisition Strategy: Describe the strategy being considered for promoting and leasing the m² to be built in Cabecera Norte (be as descriptive and detailed as possible; there is no minimum text requirement).
Indicate approximately what percentage of clients (currently available) are estimated to be interested in leasing space in the proposed development for Cabecera Norte and/or from which industry they might come.

5) Contract and Investment Plan:
a) Contract Duration: Include the contract duration required to make the proposed development viable. However, note that this will be one of the evaluation criteria for the Proposal.

b) Indicate the minimum investment plan (to be executed), which must include:
i. For the implementation of the development in all specialties: Architecture, Civil works, Electrical installations, Sanitary installations, special systems, Signage, etc.
ii. Investment plan and improvements during the contractual period.
iii. Monthly absorption milestones per stage (if applicable) or the trigger milestone for the start of investment in the next stage.

c) Marketing Plan:
The bidder must submit specific information about their Marketing Plan and Launch Budget for the opening of the development. This must be executed at least ninety (90) calendar days prior to the Operational Phase.

Economic Proposal:
Bidders must submit their Economic Proposal in accordance with Annex 08 of the Bases, and must comply with the conditions established in Annex IV of the Contract. The amounts indicated in the Economic Proposal in points a), b), c), and d) below must not include VAT (IGV) The VAT (IGV) will be at the bidder’s expense and responsibility.

The Economic Proposal must include one or more of the following concepts:
a) Net Sales Projection: The bidder must present the Projection of their Net Sales – in United States Dollars – for each year of the Contract. This is based on an annual projection of leased area and an average rental rate.

b) One-Time Extraordinary Bonus: The amount (in U.S. Dollars) that the Winning Bidder is obligated to pay to LAP for the "key money" required to sign the Contract.

c) Participation Percentage: The percentage that the Winning Bidder commits to paying to LAP based on their Net Sales each month.

d) Fixed Rent: A fixed amount (in U.S. Dollars) that the Winning Bidder commits to paying as minimum monthly rent, regardless of the level of sales achieved, expressed in US$ per square meter of the area (land) handover by LAP to the Winning Bidder. This amount must be different each year, based on the sales projection for each Contract year or subject to indexation.

In the event that the bidder does not consider any of the concepts detailed in this section (a, b, c, d), they must indicate it within Annex 08 (Format for the submission of the economic proposal), this format, in Tab 1 "Considerations", contains instructions on how the information should be completed for the submission of each bidder’s Economic Proposal. However, it must be noted that each of the concepts included in this section will be considered as part of the evaluation criteria for the Proposal.

Bid Bond (Carta Fianza de Seriedad de Oferta):
The Bid Bond must be included in the Economic Proposal.
•According to LAP format (see Annex 03 of the Bases).
•Amount: US$ 50,000 (fifty thousand and 00/100 U.S. Dollars) plus VAT (IGV).
•Validity: Up to 180 days after the award date of the Buena Pro or until the Winning Bidder has submitted the required documents specified in the "Formalization of Contract Signing" section, whichever occurs first.
•LAP may execute the Bid Bond if the Winning Bidder fails to comply with what is indicated in their Technical and/or Economic Proposal, as well as in the cases specified in the "Proposal Submission" section.

The Bid Bond must be issued by one of the banking institutions authorized by the Superintendency of Banking, Insurance, and AFP, and rated as first-tier (Category A), in accordance with the Regulation for the Classification of Financial and Insurance System Companies, approved by Resolution SBS No. 18400-2010, as well as foreign banking institutions classified as first-tier banks by the Central Reserve Bank of Peru.

The Bid Bond must have the following characteristics: jointly and severally liable, Irrevocable, unconditional, automatically enforceable, without benefit of excusion, with an explicit obligation for the guarantor to pay the bond amount within 48 hours of LAP’s simple request, and must fully comply with the text specified in the Bid Bond Format (bank guarantee letter) attached as Annex 03. The Bid Bond must have a minimum validity of three hundred sixty (360) additional calendar days from the Buena Pro award date indicated in the Schedule, and guarantees: (i) the submission of the Performance Guarantee for the Contract. (ii) the removal of the bidder or the Winning Bidder due to causes attributable to them. (iii) the unilateral withdrawal of the bidder from this Tender; and (iv) in general, the proper fulfillment of all obligations assumed by the Winning Bidder under these Bases.

The Bid Bond will be returned to the Winning Bidder once all requirements established in this contest have been met and as long as the winning bidder has fulfilled all of its obligations. Bidders who did not obtain the Buena Pro will have the aforementioned guarantee returned to them within thirty (30) days after the Winning Bidder has been selected.

Evaluation Criteria:
According to Annex 07 of the Bases, both the Technical Proposal and the Economic Proposal will have an individual weight of 50%.
LAP reserves the right to disqualify any bidder who is reported in the INFOCORP database or its equivalent in their country of origin, has a history of commercial or contractual non-compliance with LAP or other companies, or has judicial records that directly or indirectly indicate a lack of suitability, at LAP’s discretion, for performing the Permitted Activities at the Airport, without any liability for LAP or its officials. This condition also applies to the partners, shareholders, or Legal Representatives of the bidders.

Likewise, LAP reserves the right to disqualify any bidder that is not deemed suitable or does not meet the necessary conditions, after a review and analysis of the audited Financial Statements submitted by the bidder, to enter into any Contract with LAP.

Additional Information on the Technical and Economic Proposal and "Best and Final Offer":
It should be noted that, after receiving the Technical and Economic Proposals, LAP may conduct individual interviews with some or all bidders, to allow them to adjust or clarify any aspect of their Technical or Economic Proposals, concerning design, concept, or qualification of the bidder’s specific capabilities. If necessary, bidders must submit a new proposal with the newly agreed/adjusted terms.
Simultaneously, LAP may select up to two (2) best proposals, with which it will negotiate final terms and conditions of the Contract, Technical Proposal, and/or Economic Proposal. During this process, LAP may request each selected bidder to submit an improved and final economic proposal ("best and final offer"), which is optional and is not a disqualification criterion.

Award of the Buena Pro:
The Winning Bidder will be the one who, based on LAP’s evaluation and highest score on their Technical and Economic Proposal, whether initial or updated, is awarded the Buena Pro, according to the evaluation criteria described in Annex 07 of the Bases.
The Winning Bidder of the Buena Pro will receive a communication titled "Award Letter" via email or through the means that LAP deems appropriate.

In the Buena Pro communication, LAP will request the Winning Bidder to submit the required documentation for the formalization of the Contract. Additionally, it will provide the names and contact details of LAP personnel responsible for coordinating the corresponding activities.

Bidders who did not obtain the Buena Pro will be informed individually and only of their respective results.

If LAP is unable to sign the Contract due to operational needs or force majeure (beyond its control), it may cancel the awarded Buena Pro to the Winning Bidder, thereby releasing LAP from any liability for this situation, consequently, LAP will not be required to provide any refund or reimbursement of expenses incurred by the Winning Bidder.

Without prejudice to this, once the Good Pro granted to the Winning Bidder has been rendered ineffective, LAP shall proceed to return the full amount of the invoiced Extraordinary One-Time Bonus, as well as the Performance Bond and the Insurance Policies that may have been submitted by the Winning Bidder.

Formalization of the Contract Signing:
The Winning Bidder must:
a) The Contract must be elevated to a Public Deed, for which must be executed within seven (07) business days from the award of the Buena Pro.

b) Submit a Performance Bond for the Contract, following LAP format (see Annex 05 of the Bases), in accordance with what is indicated in Annex IV of the Contract, within ninety (90) calendar days after the Buena Pro award or upon the Contract signing, whichever occurs first.

c) Submit the insurance policies established in the Contract, within ninety (90) calendar days after the Buena Pro award or upon the Contract signing, whichever occurs first.

d) Submit a validity certificate of the powers of the legal representatives (not older than 30 calendar days from the award), within twenty (20) calendar days after the Buena Pro award, in the case of a company incorporated abroad, the equivalent document from the country of origin, duly notarized and legalized, must be submitted.

e) If the Winning Bidder is a legal entity incorporated abroad, they must additionally provide documentation proving that they have initiated the registration of the powers granted to their Legal Representatives in the Registry of Powers for foreign companies at SUNARP-Peru.

If the Winning Bidder fails to submit the required documentation within the established deadlines, LAP will be entitled to annul the award, in which case it will execute the Bid Bond.

GENERAL CONDITIONS FOR CONTRACT EXECUTION
Permitted Activities:
The Winning Bidder will operate a logistics or distribution center for third-party goods storage on the Cabecera Norte land of Jorge Chávez International Airport, with Activities specified in Annex II of the Contract.

In case of discrepancies, LAP will determine the scope of the Permitted Activities.

During the entire term of the Contract, the Winning Bidder may propose new Activities, which must be reviewed and approved by LAP in advance.

Service Levels:	As per the bidder’s proposal, the information included and accepted by LAP will become an integral part of the Contract (if applicable).
Reports:	If the Winning Bidder has included a variable compensation payment in their Economic Proposal, they must, within the first six (06) months of each calendar year, submit a complete and accurate report on annual sales from the previous calendar year. This report must be prepared and signed by an auditor approved by LAP. LAP will review and validate the annual sales report. This is without prejudice to the fulfillment of obligations established in the Contract and its Annexes.

Anti-Corruption Declaration:
The Winning Bidder declares that their commercial operations are conducted in such a way and under such circumstances that no act, negligence, omission, or non-compliance will cause LAP to incur a substantial violation of any law, regulation, or condition imposed by a competent entity.

The Winning Bidder will not pay or receive, and hereby confirms that they have not paid or received, directly or through their subsidiaries, employees, or agents, nor have they committed to paying or receiving any bribe, kickback, secret commission, or illegal commission, and they have not paid and will not pay any sum of money in any currency or jurisdiction, nor have they provided or offered to provide improper payments or incentives to any person to obtain any contract, permit, or approval, where a government authority is a contracting party or the entity responsible for issuing the permit or approval.

Other Contractual Considerations:
LAP will apply its Contract format (see Annex 02 of the Bases), which regulates, among other common aspects of space lease operations, the rights, commercial and contractual obligations of the parties, causes for termination, penalties, guarantees, quality policies, Environmental, Occupational Health and Safety policies, compliance with legal regulations and other clauses.

The Winning Bidder will conduct commercial activities and maintain the space in accordance with the quality guidelines specified in the Contract to be signed with LAP and, in general, in compliance with the highest international industry standards.

The Winning Bidder must reimburse LAP for any corresponding amounts for services rendered, either directly or indirectly, benefiting the Winning Bidder during the implementation of the Area and/or its operation (if applicable).

The right to develop Activities will not be exclusive to the airport premises.

Communication:
All information must be directed to:

Lima Airport Partners S.R.L.
Real Estate Management
4th Floor, Central Building

Attention: Joseff Monzón, Real Estate Property Developer
Phone: (511) 517 3622
Mobile: (51) 998 185 926
Email: jmonzon@lima-airport.com

ANNEXES OF THE BASES
Annex 01: Area and location plan (PDF and CAD)
Annex 02: Contract Format
Annex 03: Bid Bond Format
Annex 04: AIJCH Security Standards
Annex 05: Performance Bond Format
Annex 06: Location diagram and information on wells and silos within the Cabecera Norte land
Annex 07: Evaluation Criteria
Annex 08: Format for Economic Proposal Submission
Annex 09: Obstacle Limiting Surface
Annex 10: Sworn Declaration Format for Acceptance of Terms in the Bases
Annex 11: Presentation Letter from the Bidder’s Legal Representative
Annex 12: Format for Technical Proposal Submission
Annex 13: Location of the Metro Station

Date: August 2019

Annex XV: Standards and Procedures Applicable to the Project
For the purposes of design, construction, operation, and conservation of the Area, the OPERATOR must comply at a minimum with the provisions, rules, and procedures detailed below, which are published on www.lima-airport.com.
1) Environmental:
oGCMA-R-4: Environmental Regulations for Operations at Jorge Chávez International Airport.
oEHS-P-33: Procedure for Comprehensive Technical Assessments of Environment, Safety, and Occupational Health.
oSSG-R-04: Regulations of the Environmental, Safety, and Occupational Health Committee (CASSO).
oApplicable current environmental legislation for the operation to be carried out, including, among others, the approved IGA related to the operation to be performed.
2) Occupational Health and Safety:
oComply with current legislation on Safety, Occupational Health, and Environment.
Additionally (including standard G050 and DS 011-2019-TR),
must prepare and submit a monthly report to LAP on, Safety, Occupational Health and Environmental Management (SSOMA).
oNTC: 004-2013 "Requirements for Conducting Operational Safety Evaluations for Air Traffic Service Providers and Aerodrome Operators". This Complementary Technical Standard must be considered by the OPERATOR for the preparation of an Operational Safety Report, as required by the DGAC, including a SLO Study (Obstacle Limitation Surface).
3) Operational Safety (Safety):
oThose included in Annex IX of the Contract – Requirements for Project Development.
oImplement warning signs every 200m along the Perimeter Fence, in compliance with the security Area requirements established by LAP.
oThe fire protection system specialty file must be aligned with the type of products stored and/or the activity carried out, and must include a fire risk assessment in accordance with the RNE. In case of gaps in the RNE, the applicable NFPA standard for the specific case must be used.
4) Airport Security (Security):
oRAP 314 Appendix 10:
http://transparencia.mtc.gob.pe/idm_docs/normas_legales/1_0_5294.pdf
oSMS-P-03: Procedure for Works in the Aerodrome:
oControl/Mitigate dust generation during construction.
oWildlife Attraction Management during construction and operation.

5) Infrastructure Maintenance
oMTTO.1-M-2-FD: Work Execution Permit
oMTTO.3-P-9: Temporary procedure for reviewing and approving technical files and work plans
oMTTO.1-M-2-FA: Application Format for Execution of New Works, Remodeling, and/or Expansion
oManual HUMO (Rev.09) 30.10.18
All construction systems of the Logistics Park must comply with the National Building Regulations of Peru (RNE), and the current Technical Standards of Peru (NTP). Any changes, updates, and/or modifications to the provisions, rules, or procedures referenced in this document will be published on the cited website.
If the OPERATOR identifies any discrepancy between the applicable Standards and Procedures for the LAP Project and the Contract, they must report it to LAP.